UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

HYPERSCALE DATA, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials:

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(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
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(4)	Date Filed:

PRELIMINARY PROXY STATEMENT

(SUBJECT TO COMPLETION)

HYPERSCALE DATA, INC.

11411 Southern Highlands Pkwy, Suite 190

Las Vegas, NV 89141

Telephone: (949) 444-5464

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Virtual Meeting Only – No Physical Meeting Location

To Be Held on October __, 2025

We cordially invite you to attend the Annual Meeting (the “Meeting”) of stockholders of Hyperscale Data, Inc. (the “Company”). In the interest of providing our stockholders with greater access and flexibility to attend the Meeting, notice is hereby given that the location, date and time of the Meeting will be held in a virtual meeting format only on October __, 2025 at 12:00 P.M. Eastern Time. You will not be able to attend the Meeting in person.

To access the virtual meeting please click the Virtual Stockholder Meeting link: meetnow.global/XXXXXX. To log in to the virtual meeting you have two options: Join as a “Guest” or Join as a “Stockholder.” If you join as a “Stockholder” you will be required to have a control number.

Details regarding logging onto and attending the meeting over the website and the business to be conducted are described in the Proxy Card included with this Proxy Statement.

The Meeting will be held for the following purposes:

•	To elect the six (6) director nominees named in the Proxy Statement to hold office until the next annual meeting of stockholders (the “Director Proposal”);

•	To ratify the appointment of CBIZ CPAs P.C. (“CBIZ”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025 (the “Auditor Proposal”);

•	To approve, on a non-binding advisory basis, the compensation of our named executive officers (the “Say-on-Pay Proposal”);

•	To approve, on a non-binding advisory basis, a frequency of “Three Years” for future advisory votes on executive compensation (the “Frequency Proposal”);

•	To approve, pursuant to Rules 713(a) and (b) of the NYSE American, the conversion of the Company’s up to 100,000 shares of Series H Convertible Preferred Stock (the “Series H Preferred Stock”) into the Company’s Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”), for a total purchase price of up to $100,000,000, pursuant to the Securities Purchase Agreement dated July 31, 2025 (the “Series H Proposal”);

•	To approve the Hyperscale Data, Inc. 2025 Stock Incentive Plan (the “2025 Plan”) described below (the “SIP Proposal”); and

•	To approve, pursuant to Rule 711 of the NYSE American, equity issuances to directors and executive officers of the Company, (the “Equity Issuance Proposal”).

The accompanying proxy statement sets forth additional information regarding the Meeting and provides you with detailed information regarding the business to be considered at the Meeting. We encourage you to read the proxy statement carefully and in its entirety.

Only stockholders of record at the close of business on September 2, 2025, the record date for the Meeting, will be entitled to vote at the Meeting or any adjournments or postponements thereof. The proxy materials will be mailed to stockholders on or about October __, 2025.

Important Notice Regarding the Availability of Proxy Materials for the Meeting of Stockholders to be held on October __, 2025:

This Notice of Meeting of Stockholders and the accompanying Proxy Statement are available on the Internet at www.envisionreports.com/GPUS for registered holders and http://www.edocumentview.com/GPUS for street holders.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Milton C. Ault III

Executive Chairman

October __, 2025

HOW TO VOTE: Your vote is important. Whether or not you plan to virtually attend the Meeting, we hope you will vote as soon as possible by either (1) mailing your completed and signed proxy card(s) to Hyperscale Data, Inc., 11411 Southern Highlands Pkwy, Suite 190, Las Vegas, NV 89141, Attention: Corporate Secretary, (2) calling the toll-free number printed on your proxy card(s) and following the recorded instructions or (3) visiting the website indicated on your proxy card(s) and following the on-line instructions. You may revoke a previously submitted proxy at any time prior to the Meeting. If you decide to attend the Meeting and wish to change your proxy vote, you may do so automatically by voting at the Meeting.

HYPERSCALE DATA, INC.

11411 Southern Highlands Pkwy, Suite 190

Las Vegas, NV 89141

Telephone: (949) 444-5464

PRELIMINARY PROXY STATEMENT

FOR THE MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER __, 2025

INFORMATION CONCERNING THE ANNUAL MEETING

General

The ”), for use at the Annual Meeting of the Company’s stockholders (the “Meeting”) to be held in virtual format on October __, 2025 at 12:00 P.M. Eastern Time and at any adjournments thereof. Whether or not you expect to attend the Meeting, please vote your shares as promptly as possible to ensure that your vote is counted. The proxy materials will be furnished to stockholders on or about October __, 2025.

The Meeting will be held in a virtual meeting format only. You will not be able to attend the Meeting in person. To access the virtual meeting please click the Virtual Stockholder Meeting link: meetnow.global/XXXXXX. To login to the virtual meeting you have two option: Join as a “Guest” or Join as a “Stockholder.” If you join as a “Stockholder” you will be required to have a control number.

Action to be taken under Proxy

Unless otherwise directed by the giver of the proxy, the persons named in the form of proxy, namely, Milton C. “Todd” Ault, III, the Company’s Executive Chairman, William B. Horne, its Chief Executive Officer, Henry Nisser, its President and General Counsel, or any one of them who acts, will vote:

•	To elect the six (6) director nominees named in the Proxy Statement to hold office until the next annual meeting of stockholders (the “Director Proposal”);

•	To ratify the appointment of CBIZ CPAs P.C. (“CBIZ”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025 (the “Auditor Proposal”);

•	To approve, on a non-binding advisory basis, the compensation of our named executive officers (the “Say-on-Pay Proposal”);

•	To approve, on a non-binding advisory basis, a frequency of “Three Years” for future advisory votes on executive compensation (the “Frequency Proposal”);

•	To approve, pursuant to Rules 713(a) and (b) of the NYSE American, the conversion of the Company’s up to 100,000 shares of Series H Convertible Preferred Stock (the “Series H Preferred Stock”) into the Company’s Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”), for a total purchase price of up to $100,000,000, pursuant to the Securities Purchase Agreement dated July 31, 2025 (the “Series H Proposal”);

•	To approve the Hyperscale Data, Inc. 2025 Stock Incentive Plan (the “2025 Plan”) described below (the “SIP Proposal”); and

•	To approve, pursuant to Rule 711 of the NYSE American, equity issuances to directors and executive officers of the Company, (the “Equity Issuance Proposal”).

By submitting your proxy (via the Internet, telephone or mail), you authorize Milton C. “Todd” Ault, III, the Company’s Executive Chairman and William B. Horne, the Company’s Chief Executive Officer, to represent you and vote your shares at the Meeting in accordance with your instructions. They also may vote your shares to adjourn the Meeting and will be authorized to vote your shares at any postponements or adjournments of the Meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY VOTE YOUR SHARES OVER THE INTERNET, BY TELEPHONE OR BY MAIL.

Who is Entitled to Vote; Vote Required; Quorum

As of the record date of September 2, 2025 (the “Record Date”), there were (i) 28,454,714 shares of Class A Common Stock issued and outstanding, (ii) 4,989,738 shares of the Company’s Class B Common Stock, par value $0.001 per share (the “Class B Common Stock” and with the Class A Common Stock, the “Common Stock”) issued and outstanding, (iii) 3,884.84216 shares of the Company’s Series B Convertible Preferred Stock (the “Series B Preferred Stock”), (iv) 50,000 shares of the Company’s Series C Convertible Preferred Stock (the “Series C Preferred Stock”), (v) 960 shares of the Company’s Series G Convertible Preferred Stock (the “Series G Preferred Stock”) and 4,000 shares of the Company’s Series H Convertible Preferred Stock (the “Series H Preferred Stock” and with the Series B Preferred Stock, the Series C Preferred Stock and the Series G Preferred Stock, the “Preferred Stock”) issued and outstanding.

The Common Stock and the Preferred Stock are collectively referred to in this Proxy Statement as the “Capital Stock,” which together constitute all of the outstanding voting capital stock of the Company. As of the Record Date, the shares of Preferred Stock were convertible into 140,733,024 shares of Class A Common Stock, excluding any additional shares that are currently issuable as a result of beneficial ownership blockers on conversion of such shares of Preferred Stock.

Stockholders are entitled to one vote for each share of Class A Common Stock and to ten votes for each share of Class B Common Stock held by them.

Ault & Company, Inc. (“A&C”), the owner of all shares of Preferred Stock, is entitled to vote with the Common Stock as a single class on an as-converted basis, subject to applicable law provisions of the Delaware General Corporation Law (“DGCL”) and the NYSE American (at times referred to as the “Exchange”), provided, however, that for purposes of complying with Exchange regulations, the conversion price, for purposes of determining the number of votes the holder of Series C Preferred Stock is entitled to cast, shall not be lower than $107.625, which represents the closing sale price of the Class A Common Stock on the trading day immediately prior to the execution date of the securities purchase agreement which provides for A&C’s ability to acquire Series C Preferred Stock. Further, for purposes of complying with Exchange regulations, the conversion price, for purposes of determining the number of votes the holder of Series G Preferred Stock is entitled to cast, shall not be lower than $6.244, which represents the closing sale price of the Class A Common Stock on the trading day immediately prior to the execution date of the securities purchase agreement which provides for A&C’s ability to acquire Series G Preferred Stock. Finally, for purposes of complying with Exchange regulations, the conversion price, for purposes of determining the number of votes the holder of Series H Preferred Stock is entitled to cast, shall not be lower than $0.72, which represents the closing sale price of the Class A Common Stock on the trading day immediately prior to the execution date of the securities purchase agreement which provides for A&C’s ability to acquire Series H Preferred Stock. In addition, since the Company has yet to obtain the approval of the Exchange and its stockholders for the conversion and voting rights of the Series H Preferred Stock, A&C may not vote more than 19.99% shares of Class A Common Stock in excess of 19.99% of the total number of shares of Common Stock outstanding as of the date of the securities purchase agreement providing for A&C’s ability to acquire Series H Preferred Stock, regardless of how many such shares A&C actually owns.

The Series B Preferred Stock is owned by SJC Lending LLC, a Delaware limited liability company (“SJC”), not A&C. For purposes of complying with Exchange regulations, the conversion price, for purposes of determining the number of votes the holder of Series B Preferred Stock is entitled to cast, shall not be lower than $2.44, which represents the closing sale price of the Class A Common Stock on the trading day immediately prior to the execution date of the securities purchase agreement which provides for SJC’s ability to acquire Series B Preferred Stock.

As of the Record Date, A&C held 19,249 shares of Class A Common Stock, 4,234,561 shares of Class B Common Stock that are entitled to cast 42,345,610 votes, 50,000 shares of Series C Preferred Stock that are entitled to cast 464,576 votes, 960 shares of Series G Preferred Stock that are entitled to cast 153,748 votes and 4,000 shares of Series H Preferred Stock that are entitled to cast 5,068,221 votes, entitling it to cast the combined voting power of 48,051,404 shares of Class A Common Stock. As of the Record Date, SJC held 3,884.84216 shares of Series B Preferred Stock that are entitled to cast 1,592,148 votes.

Thirty-five percent (35%) of the 85,630,787 aggregate number of votes entitled to be cast at the Meeting (the “Eligible Voting Capital Stock”), or 29,970,776 such votes, will constitute a quorum at the Meeting.

Brokers holding shares of record for customers generally are not entitled to vote on “non-routine” matters, unless they receive voting instructions from their customers. As used herein, “uninstructed shares” means shares held by a broker who has not received such instructions from its customers on a proposal. A “broker non-vote” occurs when a nominee holding uninstructed shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that non-routine matter. In connection with the treatment of abstentions and broker non-votes, all proposals at this Meeting are considered “non-routine” matters, and brokers are not entitled to vote uninstructed shares with respect to these proposals.

Determination of whether a matter specified in the Notice of Special Meeting of Stockholders has been approved will be determined by whether the affirmative vote of a majority of the shares of Eligible Voting Capital Stock present at the Meeting in person or by proxy and entitled to vote on such matter is required for approval. Abstentions will be considered shares present by proxy and entitled to vote and, therefore, will have the effect of a vote against the proposal. Broker non-votes will be considered shares not present for this purpose and will have no effect on the outcome of the vote.

However, abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present for the Meeting.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

What is the purpose of the Meeting?

At the Meeting, the stockholders will be asked:

•	To elect the six (6) director nominees named in the Proxy Statement to hold office until the next annual meeting of stockholders (the “Director Proposal”);

•	To ratify the appointment of CBIZ as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025 (the “Auditor Proposal”);

•	To approve, on a non-binding advisory basis, the compensation of our named executive officers (the “Say-on-Pay Proposal”);

•	To approve, on a non-binding advisory basis, a frequency of “Three Years” for future advisory votes on executive compensation (the “Frequency Proposal”);

•	To approve, pursuant to Rules 713(a) and (b) of the NYSE American, the conversion of the Company’s up to 100,000 shares of Series H Convertible Preferred Stock (the “Series H Preferred Stock”) into the Company’s Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”) pursuant to the Securities Purchase Agreement dated July 31, 2025 (the “Series H Proposal”);

•	To approve the Hyperscale Data, Inc. 2025 Stock Incentive Plan (the “2025 Plan”) described below (the “SIP Proposal”); and

•	To approve, pursuant to Rule 711 of the NYSE American, equity issuances to directors and executive officers of the Company, (the “Equity Issuance Proposal”).

Who is entitled to vote?

The Record Date for the Meeting is September 2, 2025. Only stockholders of record at the close of business on that date are entitled to vote at the Meeting. Stockholders are entitled to one vote for each share of Common Stock held by them.

Thirty-five percent (35%) of the 85,630,787 outstanding shares of Eligible Capital Stock will constitute a quorum at the Meeting.

 Why am I receiving these materials?

We have sent you these proxy materials because the Board of the Company is soliciting your proxy to vote at the Meeting. According to our records, you were a stockholder of the Company as of the end of business on the Record Date for the Meeting.

You are invited to vote on the proposals described in this proxy statement.

The Company intends to mail these proxy materials on or about October ___, 2025, to all stockholders of record on the Record Date.

What is included in these materials?

These materials include:

•	the Notice of Annual Meeting of Stockholders;

•	this Proxy Statement for the Meeting;

•	our Annual Report on Form 10-K for the year ended December 31, 2024; and

•	the Proxy Card.

What is the proxy card?

The proxy card enables you to appoint Milton C. “Todd” Ault, III, the Company’s Executive Chairman, William B. Horne, the Company’s Chief Executive Officer and Henry Nisser, the Company’s President & General Counsel, as your representatives at the Meeting. By completing and returning a proxy card, you are authorizing these individuals to vote your shares at the Meeting in accordance with your instructions on the proxy card. This way, your shares will be voted whether or not you log in to the Meeting.

Can I view these proxy materials over the Internet?

Yes. The Notice of Meeting, this Proxy Statement and accompanying proxy card are available at www.envisionreports.com/GPUS.

How can I attend the Meeting?

The Meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively by webcast. You are entitled to participate in the Meeting only if you were a stockholder of the Company as of the close of business on the Record Date, or if you hold a valid proxy for the Meeting. No physical meeting will be held.

You will be able to attend the Meeting online by visiting meetnow.global/XXXXXX to the virtual meeting you have two options: Join as a “Guest” or Join as a “Stockholder.” If you join as a “Stockholder” you will be required to have a control number. You also will be able to vote your shares online by attending the Meeting by webcast.

To participate in the Meeting, you will need to review the information included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance using the instructions below. The online meeting will begin promptly at 12:00 P.M. Eastern Time. We encourage you to access the meeting prior to the start time leaving ample time for the check in. Please follow the registration instructions as outlined in this proxy statement.

How do I register to attend the Meeting virtually on the Internet?

If you are a registered stockholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the Meeting virtually on the Internet. Please follow the instructions on the notice or proxy card that you received.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Meeting virtually on the Internet.

To register to attend the Meeting online by webcast you must submit proof of your proxy power (legal proxy) reflecting your ownership of Common Stock along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 P.M., Eastern Time, on October ___, 2025.

You will receive a confirmation of your registration by email after we receive your registration materials.

Requests for registration should be directed to us at the following:

By email:

Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com

By mail:

Computershare
Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001

Why are you holding a virtual meeting instead of a physical meeting?

We are embracing the latest technology in order to provide expanded access, improved communication and cost savings for our stockholders and the Company. We believe that hosting a virtual meeting will enable more of our stockholders to attend and participate in the meeting since our stockholders can participate from any location around the world with Internet access.

How do I vote?

Either (1) mail your completed and signed proxy card(s) to Hyperscale Data, Inc., 11411 Southern Highlands Pkwy, Suite 190, Las Vegas, NV 89141, Attention: Corporate Secretary, (2) call the toll-free number printed on your proxy card(s) and follow the recorded instructions or (3) visit the website indicated on your proxy card(s) and follow the on-line instructions. If you are a registered stockholder and attend the Meeting, then you may deliver your completed proxy card(s) or vote pursuant to the instructions on the proxy card. If your shares are held by your broker or bank, in “street name,” then you will receive a form from your broker or bank seeking instructions as to how your shares should be voted. If you do not give instructions to your record holder, it will nevertheless be entitled to vote your shares in its discretion on the Auditor Proposal, but not on any other proposal.

Am I entitled to vote if my shares are held in “street name”?

If your shares are held by a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares held in “street name.” If your shares are held in street name, the proxy materials are being made available to you by your bank, brokerage firm or other nominee (the “record holder”), along with voting instructions. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. If you do not give instructions to your record holder, it will not be entitled to vote your shares on any proposal.

As the beneficial owner of shares, you are invited to attend the Meeting. If you are a beneficial owner, however, you may not vote your shares at the Meeting unless you obtain a legal proxy, executed in your favor, from the record holder of your shares.

How many shares must be present to hold the Meeting?

A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, (i) by logging in to meetnow.global/XXXXXX; there is no password required, or (ii) by proxy, of the holders of thirty-five percent (35%) of the shares of Eligible Capital Stock outstanding on the Record Date will constitute a quorum. Proxies received but marked as abstentions will be counted towards the quorum.

What if a quorum is not present at the Meeting?

If a quorum is not present or represented at the Meeting, the holders of a majority of Eligible Capital Stock entitled to vote at the Meeting who are present in person or represented by proxy, or the chairman of the Meeting, may adjourn the Meeting until a quorum is present or represented. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given.

Is there a deadline for submitting proxies electronically or by telephone or mail?

Proxies submitted electronically or by telephone as described above must be received by 11:59 A.M. Eastern Time on October __, 2025. Proxies submitted by mail should be received before 12:00 P.M. Eastern Time on October ___, 2025.

Can I revoke my proxy and change my vote?

You may change your vote at any time prior to the taking of the vote at the Meeting. If you are the stockholder of record, you may change your vote by (1) granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method), (2) providing a written notice of revocation to the Company’s Executive Chairman at Hyperscale Data, Inc., 11411 Southern Highlands Pkwy, Suite 190, Las Vegas, NV 89141, prior to your shares being voted, or (3) virtually attending the Meeting and voting in accordance with the instructions on the proxy card. Attendance at the Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, bank, trustee or nominee following the instructions they provided, or, if you have obtained a legal proxy from your broker, bank, trustee or nominee giving you the right to vote your shares, by attending the Meeting and voting.

Who can participate in the Meeting?

Only stockholders eligible to vote or their authorized representatives in possession of a valid control number will be admitted as participants to the Meeting.

Will my vote be kept confidential?

Yes, your vote will be kept confidential and not disclosed to the Company unless:

•	required by law;

•	you expressly request disclosure on your proxy; or

•	there is a proxy contest.

How does the Board of Directors recommend I vote on the proposals?

Our Board unanimously recommends that you vote your shares “FOR” each of the proposals presented in this Proxy Statement, consisting of:

(i)	The Director Proposal;

(ii)	The Auditor Proposal;

(iii)	The Say-on-Pay Proposal;

(iv)	The Frequency Proposal;

(v)	The Series H Proposal;

(vi)	The SIP Proposal; and

(vii)	The Equity Issuance Proposal.

Unless you provide other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board as set forth in this Proxy Statement.

What if I do not specify how my shares are to be voted?

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the Internet or online at the Meeting, your shares will not be voted.

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “FOR” the Director Proposal, the Auditor Proposal, the Say-on-Pay Proposal, the Frequency Proposal, the Series H Proposal, the SIP Proposal and the Equity Issuance Proposal. If any other matter is properly presented at the Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Will any other business be conducted at the Meeting?

The Company’s bylaws require stockholders to give advance notice of any proposal intended to be presented at the Meeting. We have not received any such notices. Accordingly, the Company does not anticipate any additional business will be conducted at the Meeting.

What vote is required to approve each item and how are votes counted?

The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes	Matter
1	Election of directors	Each of the six directors receiving the greatest number of “FOR” votes, which may or may not constitute a majority	No effect	No effect	Non-routine
2	Ratification of auditors	“FOR” votes from the holders of a majority of the shares of the Eligible Voting Capital Stock present in person or by proxy and voting at the Meeting	Against	Not applicable (1)	Routine
3	Approval, on an advisory basis, of executive compensation	“FOR” votes from the holders of a majority of the shares of the Eligible Voting Capital Stock present in person or by proxy and voting at the Meeting	Against	No effect	Non-routine
4	Approval, on an advisory basis, of frequency of say-on-pay voting	Whichever alternative receives the greatest number of “FOR” votes	No effect	No effect	Non-routine
5	Approval of the issuance of Common Stock in connection with the Series H Proposal	“FOR” votes from the holders of a majority of the shares of the Eligible Voting Capital Stock present in person or by proxy and voting at the Meeting	Against	No effect	Non-routine
6	Approval of our 2025 Equity Incentive Plan	“FOR” votes from the holders of a majority of the shares of the Eligible Voting Capital Stock present in person or by proxy and voting at the Meeting	Against	No effect	Non-routine
7	Approval of equity issuances to directors and executive officers	“FOR” votes from the holders of a majority of the shares of the Eligible Voting Capital Stock present in person or by proxy and voting at the Meeting	Against	No effect	Non-routine

(1)	This proposal is considered to be a “routine” matter. Accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority to vote your shares on this proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange, “non-routine” matters include director elections (whether contested or uncontested) and matters involving a contest or a matter that may substantially affect the rights or privileges of stockholders.

In connection with the treatment of abstentions and broker non-votes, the proposals at this meeting to approve the (i) Director Proposal, (ii) Say-on-Pay Proposal, (iii) the Frequency Proposal, (iv) Series H Proposal, the (v) SIP Proposal and (vi) the Equity Issuance Proposal, are considered “non-routine” matters, and brokers are not entitled to vote uninstructed shares with respect to these proposals. The proposals to approve the Auditor Proposal is a routine matter that brokers are entitled to vote upon without receiving instructions.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. We will also reimburse brokerage firms, banks and other agents for their reasonable out-of-pocket expenses incurred in forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

I share the same address with another stockholder of the Company. Why has our household only received one set of proxy materials?

The rules of the Securities and Exchange Commission’s (“SEC”) permit us to deliver a single set of proxy materials to one address shared by two or more of our stockholders. This practice, known as “householding,” is intended to reduce the Company’s printing and postage costs. We have delivered only one set of proxy materials to stockholders who hold their shares through a bank, broker or other holder of record and share a single address, unless we received contrary instructions from any stockholder at that address.

How can I find out the results of the voting at the Meeting?

Final voting results will be disclosed in a Form 8-K filed after the Meeting.

Who can help answer my questions?

You can contact our corporate headquarters, at Hyperscale Data, Inc., 11411 Southern Highlands Pkwy, Suite 190, Las Vegas, NV 89141, by sending a letter to Milton C. “Todd” Ault, III, our Executive Chairman, with any questions about the proposals described in this Proxy Statement or how to execute your vote.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Information about the Nominees

At the Meeting, the stockholders will elect six (6) directors to serve until the next annual meeting of stockholders or until their respective successors are elected and qualified. In the event any nominee is unable or unwilling to serve as a director at the time of the Meeting, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board or the proxy holders to fill such vacancy, or for the balance of the nominees named without nomination of a substitute, or the size of the Board may be reduced in accordance with the Bylaws of the Company. The Board has no reason to believe that any of the persons named below will be unable or unwilling to serve as a nominee or as a director if elected.

Assuming a quorum is present, the six (6) nominees receiving the highest number of affirmative votes of shares entitled to be voted for them will be elected as directors of the Company for the ensuing year. Unless marked otherwise, proxies received will be voted “FOR” the election of each of the six (6) nominees named below. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will ensure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. All of the director nominees currently serve as directors.

Name	Age	Current Position	Served As a Director and Officer Since
Milton C. Ault, III	55	Executive Chairman	2017
William B. Horne	57	Chief Executive Officer and Vice Chairman	2016
Henry Nisser	57	President, General Counsel and Director	2019
Robert O. Smith (1) (5) (6)	80	Lead Independent Director	2016
Jeffrey A. Bentz (2) (4) (6)	65	Independent Director	2018
Mordechai Rosenberg (3) (4) (5)	77	Independent Director	2015

(1)	Chair of the Audit Committee
(2)	Chair of the Compensation Committee
(3)	Chair of the Nominating and Corporate Governance Committee
(4)	Member of the Audit Committee
(5)	Member of the Compensation Committee
(6)	Member of the Nominating and Corporate Governance Committee

The following information with respect to the principal occupation or employment of each nominee for director, the principal business of the corporation or other organization in which such occupation or employment is carried on, and such nominee’s business experience during the past five years, as well as the specific experiences, qualifications, attributes and skills that have led the Board to determine that such Board members should serve on our Board, has been furnished to the Company by the respective director nominees:

Milton C. Ault, III has served as our Executive Chairman since January 2021. Between December 2017 and January 2021, Mr. Ault was our Chief Executive Officer and between March 2017 and December 2017, Mr. Ault served as our Executive Chairman. Mr. Ault has served as a director of Alzamend Neuro, Inc., an issuer listed on Nasdaq (“Alzamend”) since January 2024. Mr. Ault is Alzamend’s founder and served as Chairman of the Board and a director from inception in 2016 until its initial public offering in June 2021. Since May 2025, Mr. Ault has served as a director of Universal Safety Products, Inc., an issuer listed on the NYSE American (“Universal Safety”). Mr. Ault has served as Chairman and Chief Executive Officer of A&C since December 2015, and as Chairman of Avalanche International Corp. (“AVLP”) from September 2014 until its liquidation in March 2025. Since January 2011, Mr. Ault has been the Vice President of Business Development for MCKEA Holdings, LLC, a family office. Since January 2024, Mr. Ault has served as the Chairman and Chief Executive Officer of RiskOn International, Inc., an issuer quoted on the OTCPK (“ROI”). Mr. Ault served as the Chairman of the Board of Ault Disruptive Technologies Corporation, an issuer previously listed on the NYSE American (“Ault Disruptive”) since its incorporation in February 2021 until October 2024. Between April 2023 and September 2024, Mr. Ault served as the Executive Chairman of the board of directors of Algorhythm Holdings, Inc., an issuer listed on Nasdaq (“RIME”). Mr. Ault has served as Chairman and Chief Executive Officer of A&C since December 2015. Mr. Ault is a seasoned business professional and entrepreneur who has spent more than twenty-seven years identifying value in various financial markets including equities, fixed income, commodities, and real estate. Throughout his career, Mr. Ault has consulted for a few publicly traded and privately held companies, providing each of them the benefit of his diversified experience, that range from development stage to seasoned businesses. We believe that Mr. Ault’s business background demonstrates he has the qualifications to serve as one of our directors and as Executive Chairman.

William B. Horne has served as a member of our Board since October 2016. On January 19, 2021, Mr. Horne resigned as President and was appointed as the Chief Executive Officer. On August 19, 2020, Mr. Horne resigned as our Chief Financial Officer and was appointed as our President. He was appointed as our Chief Financial Officer on January 25, 2018. Prior to his appointment as our Chief Financial Officer, Mr. Horne served as one of our independent directors. Mr. Horne has served as the Chief Executive Officer and on the board of directors of Ault Disruptive since its incorporation in February 2021. Mr. Horne has served on the board of directors of Gresham Worldwide, Inc. (“GWW”) since September 2022. Mr. Horne has served on the board of directors of Alzamend since June 1, 2016 and became its Chairman of the board upon consummation of its IPO. Mr. Horne has served as a director and Chief Financial Officer of AVLP from June 2016 until its liquidation in March 2025. Mr. Horne has served as a director and Chief Financial Officer of A&C since October 2017.  He served as the Chief Financial Officer of Targeted Medical Pharma, Inc. from August 2013 to May 2019. Mr. Horne previously held the position of Chief Financial Officer in various public and private companies in the healthcare and high-tech field. Mr. Horne has a Bachelor of Arts Magna Cum Laude in Accounting from Seattle University. We believe that Mr. Horne's extensive financial and accounting experience in diversified industries and with companies involving complex transactions give him the qualifications and skills to serve as one of our directors.

Henry C. W. Nisser has been our Executive Vice President and General Counsel since May 2019, and has served as our President and as one of our directors since September 2020. Mr. Nisser has served as Alzamend’s Executive Vice President and General Counsel on a part-time basis since May 2019. Mr. Nisser was appointed as a director of Alzamend in September 2020. Since March 2023, Mr. Nisser has served as the President, General Counsel and director of ROI. Since May 2025, Mr. Nisser has served as a director of Universal Safety. Between February 2021 and October 2024, Mr. Nisser served as the President, General Counsel and a director of Ault Disruptive. Between April 2023 and August 2024, Mr. Nisser served as a director of RIME. Mr. Nisser was the Executive Vice President and General Counsel of AVLP from March 2019 until its liquidation in March 2025. From December 15, 2021 through March 16, 2022, Mr. Nisser served as Chief Executive Officer and on the board of directors of TurnOnGreen, Inc. From October 2011 through April 2019, Mr. Nisser was an associate and subsequently a partner with Sichenzia Ross Ference LLP, a law firm in New York. While with this law firm, his practice was concentrated on national and international corporate law, with a particular focus on U.S. securities compliance, public as well as private M&A, equity and debt financings and corporate governance. Mr. Nisser received his B.A. degree from Connecticut College, where he majored in International Relations and Economics. He received his LL.B. from University of Buckingham School of Law in the United Kingdom. We believe that Mr. Nisser’s extensive legal experience involving complex transactions and comprehensive knowledge of securities laws and corporate governance requirements applicable to listed companies give him the qualifications and skills to serve as one of our directors.

Robert O. Smith serves as our lead independent director. He was previously a member of our board from November 2010 to May 2015. Mr. Smith is currently an independent C-level executive consultant working with Bay Area high-tech firms on various strategic initiatives in all aspects of their business. Mr. Smith has served on the board of directors of GWW since September 2022. Mr. Smith has served on the board of directors of ROI since October of 2023, where he acts as ROI’s lead independent director as well as the chairman of its audit committee. Mr. Smith served on the board of directors of Ault Disruptive since its inception in February 2021 until October 2024. From 2004 to 2007, he served on the board of directors of Castelle Corporation. From 1990 to 2002, he was our President, Chief Executive Officer and Chairman of the Board. From 1980 to 1990, he held several management positions with Computer Products, Inc., the most recent being President of its Compower/Boschert division. From 1970 to 1980, he held managerial accounting positions with Ametek/Lamb Electric and with the JM Smucker Company. Mr. Smith received his BBA degree in Accounting from Ohio University. We believe that Mr. Smith’s executive-level experience, including his previous service as our President, Chief Executive Officer and Chairman of our Board, his extensive experience in the accounting industry, and his service on our Board from November 2010 until May 2015, give him the qualifications and skills to serve as one of our directors.

Jeffrey A. Bentz serves as one of our independent directors. Bentz is an experienced businessman who served from 1994 to 2022 as President of North Star Terminal & Stevedore Company, a full-service stevedoring company located in Alaska and whose major areas of business include terminal operations and management, stevedore services, and heavy equipment operations. Mr. Bentz served on the board of directors of Ault Disruptive since its inception in February 2021 until October 2024. Mr. Bentz has served on the board of directors of GWW since September 2022. He also has served as a director and advisor to several private companies and agencies. Mr. Bentz obtained a B.A. in Business and Finance from Western Washington University in 1981. We believe that Mr. Bentz’s executive-level experience, including his operational and financial oversight of companies with multiple profit centers and his extensive experience in the real estate and commercial services industries give him the qualifications and skills to serve as one of our directors.

Mordechai Rosenberg serves as one of our independent directors. He has served as an independent consultant to various companies in the design and implementation of homeland security systems in Europe and Africa since 2010. From 2004 to 2009, he served as a special consultant to Bullet Plate Ltd., a manufacturer of armor protection systems, and NovIdea Ltd., a manufacturer of perimeter and border security systems. From 2000 to 2003, Mr. Rosenberg was the general manager of ZIV U.P.V.C Products Ltd.’s doors and window factory. Mr. Rosenberg is an active reserve officer and a retired colonel from the Israeli Defense Force (IDF), where he served for 26 years and was involved in the development of weapon systems. In the IDF, Mr. Rosenberg served in various capacities, including, company, battalion and brigade commander, head of the training center for all IDF infantry, and head of the Air Force’s Special Forces. Mr. Rosenberg received a B.A in History from the University of Tel Aviv and a Master of Arts in Political Science from the University of Haifa in Israel. Mr. Rosenberg graduated from the course of Directors & Officers at the College of Management, Tel Aviv. We believe that Mr. Rosenberg’s business background gives him the qualifications to serve as one of our directors.

Directors serve until the next annual meeting of stockholders or until their successors are elected and qualified. Officers serve at the discretion of the Board.

Involvement in Certain Legal Proceedings

To our knowledge, and except as disclosed below, none of our current directors has, during the past ten years:

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he or she was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;*

•	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his or her involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated; **

•	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

* On March 28, 2025, our former majority owned subsidiary, Avalanche International Corp. (“AVLP”), filed a voluntary petition in the United States Bankruptcy Court for the District of Nevada seeking relief under the provisions of Chapter 7 of Title 11 of the United States Code. The filing placed AVLP under the control of the bankruptcy court, which oversaw its liquidation, which occurred in March 2025. Consequently, AVLP no longer exists and is therefore not a subsidiary of ours. Mr. Horne served as Chief Financial Officer of AVLP from June 2016 until its bankruptcy was effectuated in March 2025.

** The Company issued a press release on August 15, 2023 which summarized the terms of the Company’s and Messrs. Ault and Horne’s settlement with the SEC. The press release announced, in pertinent part, that, “Under terms of the settlement, the Company, Mr. Ault, and Mr. Horne neither admit nor deny the SEC’s findings, which do not entail intentional misconduct. The Company will pay a civil penalty of $700,000 that was fully accrued in the fourth quarter of 2022; Mr. Ault will pay disgorgement of $85,504 and a civil penalty of $150,000; and Mr. Horne will pay a civil penalty of $20,720. In addition, the Company has undertaken to retain an independent consultant to conduct a comprehensive review of the Company’s internal control over financial reporting and disclosure controls and procedures, and to issue a report providing recommendations for improvements.” All the foregoing payments were made in August 2023.

The action brought by the SEC alleged that (i) the Company had violated Sections 17(a)(2) and 17(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”) and Sections 13(a), 13(b)(2)(A), 13(b)(2)(B) and 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Exchange Act Rules 12b-20, 13a-1, 13a-11, 13a-13, 13a-15(a), 14a-3, and 14a-9 thereunder, (ii) Mr. Ault had violated, and caused the Company to violate, Sections 17(a)(2) and 17 (a)(3) of the Securities Act and Exchange Act Section 14(a) and Exchange Act Rules 14a-3 and 14a-9, caused the Company’s violations of Exchange Act Sections 13(a), 13(b)(2)(A) and 13(b)(2)(B) and Exchange Act Rules 13a-1, 13a-11, 13a-13, and 12b-20, and violated Exchange Act Rule 13b2-1, and (iii) Mr. Horne violated Exchange Act Rule 13b2-1 and caused the Company’s violations of Exchange Act Sections 13(b)(2)(A) and 13(b)(2)(B). In summary, the foregoing sections and rules relate to alleged violations of U.S. federal securities laws consisting of, without limitation, material misstatements regarding certain businesses of the Company, the failure to disclose interests in related person transactions, improper recording of purported consulting services, erroneous accounting of investments, and the failure to maintain accounting and disclosure controls.

Further, the SEC ordered each of the Company, Mr. Ault and Mr. Horne cease and desist from committing or causing any violations and future violations of the foregoing sections and rules of the Securities Act and Exchange Act that the SEC had alleged had been violated by each of them.

Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Family Relationships & Certain Officers’ Relationship with Ault & Company, Inc.

There are no family relationships among any of the directors or executive officers.

Certain Officers’ Relationship with A&C

As of the Record Date, A&C, of which Milton C. (Todd) Ault, III is the chief executive officer, beneficially owned 131,446,273 shares of our Class A Common Stock, consisting of (i) 19,249 shares of Class A Common Stock owned, (ii) 4,234,561 shares of Class B Common Stock that are convertible into 4,234,561 shares of Class A Common Stock and carries the voting power of 42,345,610 shares of Class A Common Stock, (iii) 119,196,615 shares of Class A Common Stock issuable upon conversion of Series C Convertible Preferred Stock that carry the voting power of 464,576 shares of Class A Common Stock, (iv) 2,288,575 shares of Class A Common Stock issuable upon conversion of Series G Convertible Preferred Stock that carry the voting power of 153,748 shares of Class A Common Stock, (v) 5,068,221 shares of Class A Common Stock issuable upon conversion of Series H Convertible Preferred Stock that carry the voting power of 5,068,221 shares of Class A Common Stock and (vi) 639,052 shares of Class A Common Stock underlying warrants that are either presently exercisable or exercisable within 60 days of the Record Date. As of the Record Date, A&C beneficially owns approximately 82.14% of our Common Stock and had the right to cast total votes of approximately 57.18% of all votes entitled to be cast at a stockholder meeting.

Although we have relied on A&C to finance us in the past, we cannot assure you that A&C will assist us in the future. We would far prefer to rely on A&C’s assistance compared to other sources of financing as the terms they provide us are in general more favorable to us than we could obtain elsewhere. However, Messrs. Ault, Horne and Nisser could face a conflict of interest in that they serve on the board of directors of each of A&C and our company. If they determine that an investment in our company is not in A&C’s best interest, we could be forced to seek financing from other sources that would not necessarily be likely to provide us with equally favorable terms.

Board Independence

Our Board has undertaken a review of the independence of each director and director nominee and has determined that Messrs. Smith, Bentz, and Rosenberg are independent, and that each director who serves on or is nominated for each of its committees is independent, as such term is defined by standards of the SEC and the NYSE American. None of Messrs. Ault, Horne or Nisser meets the independence standards.

Stockholder Communications with the Board

The Company’s stockholders may communicate with the Board, including non-executive directors or officers, by sending written communications addressed to such person or persons in care of Hyperscale Data, Inc., Attention: Secretary, 11411 Southern Highlands Pkwy, Suite 190, Las Vegas, NV 89141. All communications will be compiled by the Secretary and submitted to the addressee. If the Board modifies this process, the revised process will be posted on the Company’s website.

Meetings and Committees of the Board

During the fiscal year ended December 31, 2024, the Board held 9 meetings and acted by unanimous written consent 17 times, the Audit Committee held 4 meetings and acted by unanimous written consent 1 time, the Nominating and Corporate Governance Committee held zero meetings and acted by unanimous written consent 1 time and the Compensation Committee held zero meetings and approved no actions by unanimous written consent.

Board Committees

The Board has standing Audit, Nominating and Corporate Governance and Compensation Committees. Information concerning the membership and function of each committee is as follows:

Name	Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee
Robert O. Smith	** ***	*	*
Jeffrey A. Bentz	*	*	**
Moti Rosenberg	*	**	*

* Member of Committee

** Chairman of Committee

*** “Audit committee financial expert” as defined in SEC regulations.

Audit Committee

Messrs. Smith, Bentz and Rosenberg currently comprise the Audit Committee of our Board. Our Board has determined that each of the current members of the Audit Committee satisfies the requirements for independence and financial literacy under the standards of the SEC and the NYSE American. Our Board has also determined that each of Mr. Smith qualifies as an “audit committee financial expert” as defined in SEC regulations and satisfies the financial sophistication requirements set forth in the NYSE American rules. Mr. Smith serves as Chairman of the Audit Committee.

The Audit Committee is responsible for, among other things, selecting and hiring our independent auditors, approving the audit and pre-approving any non-audit services to be performed by our independent auditors; reviewing the scope of the annual audit undertaken by our independent auditors and the progress and results of their work; reviewing our financial statements, internal accounting and auditing procedures, and corporate programs to ensure compliance with applicable laws; and reviewing the services performed by our independent auditors to determine if the services rendered are compatible with maintaining the independent auditors’ impartial opinion. The Audit Committee reviewed and discussed with management the Company’s audited financial statements for the year ended December 31, 2024.

Compensation Committee

Messrs. Bents, Smith and Rosenberg currently comprise the Compensation Committee of our Board. Our Board has determined that each of the current members of the Compensation Committee meets the requirements for independence under the standards of the NYSE American. Mr. Bentz serves as Chairman of the Compensation Committee.

The Compensation Committee is responsible for, among other things, reviewing and approving executive compensation policies and practices; reviewing and approving salaries, bonuses and other benefits paid to our officers, including our Executive Chairman, Chief Executive Officer and President; and administering our stock option plans and other benefit plans.

Nominating and Governance Committee

Messrs. Rosenberg, Smith and Bentz currently comprise the Nominating and Governance Committee of our Board. Our Board has determined that each of the current members of the Nominating and Governance Committee meets the requirements for independence under the standards of the NYSE American. Mr. Rosenberg serves as Chairman of the Nominating and Governance Committee.

The Nominating and Governance Committee is responsible for, among other things, assisting our Board in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders to the Board; developing and recommending governance principles applicable to our Board; overseeing the evaluation of our Board and management; and recommending potential members for each Board committee to our Board.

The Nominating and Governance Committee considers diversity when identifying Board candidates. In particular, it considers such criteria as a candidate’s broad-based business and professional skills, experiences and global business and social perspective.

In addition, the Committee seeks directors who exhibit personal integrity and a concern for the long-term interests of stockholders, as well as those who have time available to devote to Board activities and to enhancing their knowledge of the various industries in which we operate. Accordingly, we seek to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities.

Executive Committee

We were founded by Milton C. (Todd) Ault, III, our Executive Chairman, and are led by Mr. Ault, William B. Horne, our Chief Executive Officer and Vice Chairman, and Henry Nisser, our President and General Counsel. Together, they constitute the Executive Committee, which manages the day-to-day operations of the holding company. Our long-term objective is to maximize per share intrinsic value. All major investment and capital allocation decisions are made for us by Mr. Ault and the Executive Committee.

On October 7, 2019, we created an Executive Committee which is comprised of our Executive Chairman, Chief Executive Officer and President. The Executive Committee meets on a daily basis to address the Company’s critical needs and provides a forum to approve transactions which are communicated to our Chief Financial Officer and Senior Vice President of Finance on a bi-weekly basis by our Chief Executive Officer.

Our Executive Committee approves and manages our investment and trading strategy. The Executive Committee has decades of experience in financial, investing and securities transactions. Led by our Founder and Executive Chairman, Milton C. (Todd) Ault, III, we seek to find undervalued companies and disruptive technologies with a global impact. We use a traditional methodology for valuing securities that primarily looks for deeply depressed prices. Upon making an investment, we often become actively involved in the companies we seek to acquire. That activity may involve a broad range of approaches, from influencing the management of a target to take steps to improve stockholder value, to acquiring a controlling or sizable but non-controlling interest or outright ownership of the target company in order to implement changes that we believe are required to improve its business, and then operating and expanding that business. Mr. Ault relies heavily on William B. Horne, our Vice Chairman and Chief Executive Officer, and Henry Nisser, our President and General Counsel, to provide analysis and guidance on all acquisition targets and throughout the acquisition process.

Ault Lending, LLC, a wholly owned subsidiary of the Company (“Ault Lending”) uses its considerable financial experience, data analytics, and a credit scoring model to assess the creditworthiness of each small business borrower applicant. If the business meets Ault Lending’s criteria, Ault Lending sets the initial interest rate according to its credit and financial models. The final interest rate offered to the borrower will be determined by Ault Lending’s interpretation of the marketplace. In order to borrow from Ault Lending, borrowers must display characteristics indicative of durable business and financial situations. These include factors such as revenue, time in business, number of employees, and financial and credit variables. In order to qualify, business borrower applicants must be approved through Ault Lending’s underwriting process, which analyzes credit and financial data of both the business and the business owner. Ault Lending takes into account several business factors (including revenue, age of business, cash flows, and other variables). The underwriting process determines the loan amount to approve, how loans will be priced, and whether to include a blanket lien, as well as additional factors (including length of loan, estimated default rates by type and grade, and general economic environment).

Our Executive Committee, which is comprised of our Executive Chairman, Chief Executive Officer and President, acts as the underwriting committee for Ault Lending and must approve all lending transactions. The Executive Committee has decades of experience in financial, investing and securities transactions. Under its business model, Ault Lending generates revenue through origination fees charged to borrowers and interest generated from each loan. Ault Lending may also generate income from appreciation of investments in marketable securities as well as any shares of Class A Common Stock underlying convertible notes or warrants issued to Ault Lending in any particular financing.

Board Leadership Structure and Role in Risk Oversight

Our Board as a whole is responsible for our risk oversight. Our executive officers address and discuss with our Board our risks and the manner in which we manage or mitigate such risks. While our Board has the ultimate responsibility for our risk oversight, our Board works in conjunction with its committees on certain aspects of its risk oversight responsibilities. In particular, our Audit Committee focuses on financial reporting risks and related controls and procedures; our Compensation Committee evaluates the risks associated with our compensation philosophy and programs and strives to create compensation practices that do not encourage excessive levels of risk taking that would be inconsistent with our strategies and objectives; and our Nomination and Governance Committee oversees risks associated with our Code of Ethical Conduct and other policies encompassed within corporate governance.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than ten percent of a registered class of our equity securities to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Executive officers, directors and ten percent stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms they file. Based solely upon our review of Forms 3, 4 and 5 received by us, or written representations from certain reporting persons, we believe that during the current fiscal year ended December 31, 2024, all such filing requirements applicable to our officers, directors and ten percent stockholders were fulfilled with the following exception: During the fiscal year of 2024, Milton C. Ault, III inadvertently filed three late Form 4s.

Code of Ethics

The Board has adopted an Amended and Restated Code of Business Conduct and Ethics for Employees, Executive Officers and Directors (the “Code”) which qualifies as a “code of ethics” as defined by Item 406 of Regulation S-K of the Exchange Act. The Code applies to our principal executive officer, principal financial officer, principal accounting officer, controller or person performing similar functions as well as all our employees. The Code is designed to deter wrongdoing and to promote honest and ethical conduct and compliance with applicable laws and regulations. The full text of our Code is published on our website at www.ault.com. We will disclose any substantive amendments to the Code or any waivers, explicit or implicit, from a provision of the Code on our website or in a current report on Form 8-K. Upon request to our Executive Chairman, Milton C. Ault, III, we will provide without charge, a copy of our Code.

Among other matters, the Code is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the Code to appropriate persons identified in the code; and

•	accountability for adherence to the Code.

Waivers to the Code may be granted only by the Board upon recommendation of the Audit Committee. In the event that the Board grants any waivers of the elements listed above to any of our officers, we expect to promptly disclose the waiver as required by law or the private regulatory body.

Director Compensation

The Company pays each independent director an annual base amount of $45,000 annually, other than Mr. Smith, who received a base amount of $55,000 annually due to the additional services provided by Mr. Smith as a lead independent director. Additionally, our Board makes recommendations for adjustments to an independent director’s compensation when the level of services provided is significantly above what was anticipated. In addition, independent directors are eligible, at the Board’s discretion, to receive a bonus.

The table below sets forth, for each non-employee director, the total amount of compensation related to his service during the year ended December 31, 2024:

	Fees earned or	Stock	Option	All other
Name	paid in cash ($)	awards ($)	awards ($)	compensation ($)	Total ($)
Robert O. Smith	55,000	—	—	—	55,000
Jeffrey A. Bentz	45,000	—	—	—	45,000
Mordechai Rosenberg	45,000	—	—	—	45,000

Required Vote and Board Recommendation

The election of the directors of the Company requires the affirmative vote of a plurality of the shares of the Company’s Eligible Capital Stock present in person or represented by proxy at the Meeting, which will be the nominees receiving the largest number of votes, which may or may not constitute a majority.

The Board unanimously recommends that the stockholders vote “FOR” each of the director nominees.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of CBIZ LLP, as the independent registered public accounting firm of the Company for the year ending December 31, 2025, subject to ratification of the appointment by the Company’s stockholders. No representative of CBIZ LLP is expected to attend the Meeting.

Review of the Company’s Audited Financial Statements for the Fiscal Year Ended December 31, 2024

The Audit Committee met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 114 (Codification of Statements on Auditing Standards, AU 380), as amended.

In addition, the Audit Committee discussed with the independent auditors the auditors’ independence from the Company and its management, and the independent auditors provided to the Audit Committee the written disclosures and letter required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

The Audit Committee discussed with the Company’s independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examinations and the overall quality of the Company’s internal controls and financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee approved the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 for filing with the SEC.

Fees Paid to Auditor

Audit Fees

The aggregate fees billed for each of the last two fiscal years for professional services rendered by the principal accountants Marcum, LLP, the Company’s prior principal accountant until it was acquired by CBIZ, with respect to the years ended December 31, 2024 and December 31, 2023, for our audit of annual financial statements and review of financial statements included in our quarterly reports or services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years were:

2024	$1,623,000
2023	$2,241,000

Audit-Related Fees

We did not incur fees to our independent registered public accounting firm for audit related fees during the fiscal years ended December 31, 2024 or 2023.

Tax and Other Fees

We did not incur fees to our independent registered public accounting firm for tax services during the fiscal years ended December 31, 2024 or 2023.

Pre-Approval Policies and Procedures

Consistent with SEC policies and guidelines regarding audit independence, the Audit Committee is responsible for the pre-approval of all audit and permissible non-audit services provided by our principal accountants on a case-by-case basis. Our Audit Committee has established a policy regarding approval of all audit and permissible non-audit services provided by our principal accountants. Our Audit Committee pre-approves these services by category and service. Our Audit Committee has pre-approved all of the services provided by our principal accountants.

Report of the Audit Committee of the Board of Directors

The Audit Committee of the Board of Hyperscale Data, Inc. has furnished the following report on its activities during the fiscal year ended December 31, 2024. The report is not deemed to be “soliciting material” or “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing under the Securities Act or the Exchange Act, except to the extent that Hyperscale Data, Inc. specifically incorporates it by reference into any such filing.

The Audit Committee oversees the financial reporting process on behalf of the Board. Management has the primary responsibility for the financial reporting process, principles and internal controls as well as preparation of our financial statements. For the fiscal year ended December 31, 2024, the members of the Audit Committee were Messrs. Smith, Bentz and Rosenberg, each of whom was an independent director as defined by the applicable NYSE American and SEC rules.

In fulfilling its responsibilities, the Audit Committee appointed independent auditors Marcum LLP, for the fiscal year ended December 31, 2024. The Audit Committee reviewed and discussed with the independent auditors the overall scope and specific plans for their audit. The Audit Committee also reviewed and discussed with the independent auditors and with management the Company’s audited financial statements and the adequacy of its internal controls. The Audit Committee met with the independent auditors, without management present, to discuss the results of our independent auditor’s audits, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

The Audit Committee monitored the independence and performance of the independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16—Communications with Audit Committees. The Company’s independent auditors have provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent auditor the independent auditor’s independence. Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2024, for filing with the SEC.

Mr. Robert O. Smith, Mr. Jeffrey Bentz and Mr. Mordechai Rosenberg

Required Vote and Board Recommendation

The ratification of the appointment of the Company’s independent auditors requires the receipt of the affirmative vote of a majority of the shares of the Company’s Eligible Capital Stock present in person or by proxy and voting at the Meeting.

The Board unanimously recommends that the stockholders vote “FOR” the ratification of CBIZ LLP, as the Company’s independent registered public accounting firm for the year ending December 31, 2025.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION ("SAY-ON-PAY")

Reasons for this Proposal

We are seeking an advisory vote from our stockholders to approve the compensation paid to our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC. We provide this vote under the federal securities laws (Section 14A of the Exchange Act) and in recognition of our stockholders’ vote in 2019 recommending that we hold an advisory vote on executive compensation every three years. After our stockholders voted in 2022, the Board affirmed that recommendation and elected to hold future “say-on-pay” advisory votes every three years, until the next stockholder vote on “say-on-pay” frequency.

What does it mean to have a “say-on-pay” advisory vote?

You have the opportunity to vote “for,” “against” or to “abstain” from voting on the following non-binding resolution relating to executive compensation:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in the Company's proxy statement for the 2025 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the compensation tables and narrative discussion of this proxy statement.”

In deciding how to vote on this proposal, you are encouraged to review the compensation tables and narrative discussion in this proxy statement regarding the Company's named executive officers, Messrs. Ault, Horne and Nisser. Our executive compensation program utilizes elements including base salary, management bonus, grants of ordinary shares, and health and other benefits to achieve the following goals:

•	attracting, retaining, motivating, and rewarding highly talented, entrepreneurial, and creative executives;

•	aligning and strengthening the mutuality of interests between our executives and our stockholders; and

•	providing total compensation to executives that is internally equitable, competitive with peer companies, and driven by individual, departmental, and corporate performance.

While your vote on this proposal is advisory and will not be binding on the Compensation Committee, the Board or the Company, the Compensation Committee values the opinions of the Company’s stockholders on executive compensation matters and will take the results of this advisory vote into consideration when making future decisions regarding the Company’s executive compensation program.

Where can I find more information on executive compensation?

We describe our executive compensation in “Information About the Executive Officers,” the compensation tables and the related disclosure contained in this proxy statement.

What are some of the performance and compensation highlights for 2024?

Performance and compensation highlights for 2024 can be found in “Information About the Executive Officers,” the compensation tables and the related disclosure contained in this proxy statement.

Required Vote and Board Recommendation

The affirmative vote of a majority of the shares of the Company’s Eligible Capital Stock present in person or by proxy and voting at the Meeting is required to approve, on an advisory basis, the compensation of the Company’s named executive officers. This proposal is not binding.

The Board unanimously recommends that stockholders vote “FOR” approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers.

PROPOSAL NO. 4

APPROVAL OF FREQUENCY OF “SAY-ON-PAY” VOTE

Background and Reasons for this Proposal

As described in this Proposal No. 4, we are asking our stockholders to approve an advisory vote on executive compensation, otherwise known as “say-on-pay.” This Proposal No. 4 solicits input from our stockholders on how frequently we should hold such a vote in the future. We are seeking an advisory vote from our stockholders as to whether the stockholder advisory vote on executive compensation should occur every one (1) year, every two (2) years, or every (3) years. Accordingly, you have the opportunity to choose the option of every “one (1) year,” every “two (2) years,” every “three (3) years,” or to “abstain” from voting on the frequency for which the Company should hold a stockholder advisory vote to approve the compensation paid to the Company’s named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC, including the compensation tables, narrative discussion and any related material disclosed in this proxy statement.

As with “say-on-pay,” we provide this vote pursuant to Section 14A of the Exchange Act. This item is also an advisory vote, which means that it will not bind the Company or our Board. We will disclose how many stockholders voted for each of the three options (annual, biennial, or triennial votes) as well as how many abstained from voting. We last held a vote regarding the frequency of future “say-on-pay” votes in 2019. Since then, consistent with the recommendation of our stockholders, we have held “say-on-pay” advisory votes every three years.

In considering the interests of our stockholders and the Company, the Board has determined that the recommended frequency for which the Company should hold a stockholder advisory vote to approve the compensation paid to the Company’s named executive officers should be every three (3) years. We believe that every three (3) years is the appropriate frequency to hold a Say-on-Pay vote for several reasons. As our compensation programs reward both short-term and long-term performance, stockholder input on executive compensation would be most useful if the effectiveness of our compensation program is evaluated and judged over a multi-year period. Further, a three year interval provides the Board and the Compensation Committee with sufficient time to evaluate the effectiveness of its compensation policies and implement changes in response to its evaluation and the results of the advisory vote. Thus, the Board recommends that stockholders approve a frequency of every three (3) years.

As your vote on this proposal is advisory and will not be binding on the Compensation Committee, the Board or the Company, the Board may decide that it is in the best interests of the Company and our stockholders to hold a stockholder advisory vote on executive compensation more or less frequently than the option recommended by our stockholders. However, we value the opinions of our stockholders on executive compensation matters and we will take the results of this advisory vote into consideration when making future decisions regarding the frequency with which the Company holds a stockholder advisory vote on the compensation paid to the Company’s named executive officers.

This non-binding “frequency” vote is required to be submitted to our stockholders at least once every six (6) years. We expect to conduct our next stockholder vote on “say-on-pay” frequency at our 2031 annual meeting of stockholders.

Vote and Recommendation of the Board

The Board will consider the alternative receiving the greatest number of votes to be the recommendation of the stockholders.

The Board unanimously recommends that stockholders vote “FOR” “EVERY THREE (3) YEARS” for the advisory vote on whether the stockholder advisory vote on executive compensation should occur every one (1) year, every two (2) years, or every (3) years.

PROPOSAL NO. 5

APPROVAL, PURSUANT TO NYSE AMERICAN LISTING RULE 713(a) & (b), OF THE CONVERSION OF SHARES OF OUR SERIES H PREFERRED STOCK PURSUANT TO THE SECURITIES PURCHASE AGREEMENT WITH AULT & COMPANY

We are asking our stockholders to approve the issuance by the Company to A&C of up to one hundred thousand (100,000) shares of the Series H Preferred Stock to purchase 100,000 shares of Class A Common Stock for a total purchase price of up to $100 million dollars (the “Preferred Transaction”), which purchase price shall consist solely of cash, pursuant to that certain Securities Purchase Agreement (the “SPA”) by and between the Company and A&C dated July 31, 2025 (the “Execution Date”).

We are seeking stockholder approval for the issuance of shares in excess of 19.99% of the total number of shares of Class A Common Stock outstanding as of the Execution Date. If this Proposal No. 5 is not approved by our stockholders, the Company could be required to raise cash financing from a different source, which could prevent or curtail the Company’s ability to improve its balance sheet. In the event that the Company (i) is unable to obtain funding from A&C through its acquisition of Series H Preferred Stock for cash through the consummation of the SPA, or (ii) is unable to reduce its aggregate debt on its books, the Company anticipates it would need to seek alternative methods of raising cash for future expansion of its business, likely under far less favorable terms than those offered by A&C. While the Company and A&C have entered into agreements providing for the purchase of Series C Preferred Stock and Series G Preferred Stock, acquiring shares of either of these series of preferred stock have become less attractive to A&C as a result of the decrease in the market price of the Class A Common Stock since these agreements were entered into with A&C.

This Proposal No. 5 is particularly important to the Company and its stockholders given that the Company was notified by the NYSE American on December 18, 2024 that due to the Company’s disclosure in its Form 10-Q filed for the fiscal period ended September 30, 2024, which reported stockholders’ equity of approximately $2.2 million, it no longer meets the requirement that it must have no less than $6 million or more in stockholders’ equity pursuant to the listing standard set forth under Section 1003(a)(ii) and (iii) of the NYSE American Company Guide (the “Listing Standards”) because the Company has reported losses from continuing operations and/or net losses in five of its most recent fiscal years ended December 31, 2024.

Under the applicable NYSE American listing rules, the Company was required by January 17, 2025 to submit a compliance plan that demonstrates how it intends to regain compliance with the Listing Standards within 18 months of the receipt of the notice, or June 18, 2026. The compliance plan was submitted to the NYSE American on January 17, 2025. The Company has, at the request of the NYSE American, provided supplements to the original compliance plan. While the NYSE has accepted the compliance plan, if the Company does not make progress consistent with the plan during the plan period, the NYSE American will initiate delisting procedures. Given that the NYSE American accepted the plan, the Company is subject to periodic reviews including quarterly monitoring for compliance with the plan. During this period, the Company’s Class A Common Stock will continue to be listed on the NYSE American and trade as usual subject to compliance with other NYSE American listing requirements.

Being able to obtain stockholder and Exchange approval for this Proposal No. 5 was an integral element of the ability to regain and/or maintain compliance with the Listing Standards as of the Execution Date. Subsequent to the Execution Date, however, the Company has taken certain other measures that have improved its stockholders’ equity, such as commencing an at-the market offering of its Class A Common Stock on August 29, 2025 as further described in a Current Report on Form 8-K filed with the Commission on August 29, 2025, which as of the date of this Proxy Statement date has raised approximately $39 million in net proceeds, thus alleviating the need to rely exclusively on the funds that could be raised through the Preferred Transaction. Notwithstanding the foregoing, the Company remains convinced that approval of this Proposal No. 5 is not only conducive to regaining compliance with the Listing Standards but also providing sufficient stockholders’ equity for the foreseeable future to ensure that the Company remains in compliance with the Listing Standards.

As of the date of this Proxy Statement, the Company cautiously believes it has regained compliance with the Listing Standards since it has filed two Quarterly Reports on Form 10-Q on each of May 20, 2025 and August 15, 2025 for the quarterly periods ended March 31, 2025 and June 30, 2025, respectively, each of which disclosed that the Company had $6 million or more in stockholders’ equity during the periods then ended. Notwithstanding the foregoing, the Company has not, as of the date of this Proxy Statement, been informed by the NYSE American that the Company has regained compliance with the Listing Standards. If the Company’s present belief that it will receive official notice of compliance from the NYSE American proves to be incorrect, then its reliance on the Preferred Transaction would once again feature prominently among its steps, whether presently undertaken or contemplated, taken or to be taken to regain compliance with the Listing Standards. Factors that could impact any assessment include the Company’s ability to reduce its liabilities, raise financing through other means, among others, as to which the Company cannot presently provide any assurance.

As noted earlier, A&C is an affiliate of the Company. Consequently, it may not vote its shares of Eligible Voting Capital Stock on this Proposal No. 5.

Description of the Securities Purchase Agreement and the Series H Preferred Stock

Description of the SPA

The consummation of the transactions contemplated by the SPA, specifically the conversion of the Series H Preferred Stock in an aggregate number in excess of 19.99% on the Execution Date, are subject to various customary closing conditions as well as regulatory and stockholder approval (as described in this Proposal No. 5), which conditions must be satisfied at each and every closing of a purchase by A&C under the SPA. In addition to customary closing conditions, the closing of the Preferred Transaction is also conditioned upon A&C having the financial wherewithal to consummate the transaction.

The SPA contains customary termination provisions for A&C under certain circumstances, and the SPA shall automatically terminate if the closing has not occurred prior to December 31, 2026, though such date may be extended by A&C as set forth in the SPA. As of the Record Date, A&C has purchased an aggregate of 4,000 shares of Series H Preferred Stock for a total purchase price of $4,000,000. The SPA provides that the Preferred Transaction may be conducted through one or more closings, with each such date being referred to as a “Closing Date.”

Holders of the Series H Preferred Stock are entitled to written notice of stockholder meetings or written consents, along with related materials and information, in accordance with the Company’s Bylaws and the DGCL.

Protective Provisions and Restrictive Covenants

Holders of Series H Convertible Preferred Stock are entitled to written notice of stockholder meetings or written consents, along with related materials and information, in accordance with the Company's Bylaws and the DGCL.

Additionally, until the earlier of (i) four years from the final closing date of the SPA (the “Final Closing Date”), or (ii) the date when A&C holds fewer than 5,000 shares of Series H Preferred Stock, the Company will be prohibited from (A) entering into any financing, whether debt or equity, other than conventional loans from a commercial bank, at a price per share less than the Conversion Price (as defined below) or (B) entering into a variable rate financing transaction.

Further, for as long as A&C holds at least 5,000 shares of Series H Preferred Stock, A&C shall have a right to participate in any subsequent financing (a “Subsequent Financing”) allowing A&C to purchase such number of securities in the Subsequent Financing to allow A&C to maintain its percentage beneficial ownership of the Company that A&C held immediately prior to the Subsequent Financing.

In addition, the Company must establish a reserve account to be funded with no less than 12.5% of the gross proceeds received from the sale of the Series H Preferred Stock, which shall be maintained for a period of at least nine months from the initial Closing Date. The special committee of the Board required that this measure be adopted and incorporated into the SPA based on the advice of its own outside counsel in order to preserve some amount of capital to be able to address currently unknown capital requirements. While the Company must maintain this reserve account until June 2, 2026, the Company does not believe that reserving 12.5% of any funds raised through the sale Series H Preferred Stock will materially affect its flexibility. Further, as noted above, the Company’s financial position has improved significantly since the SPA was executed through a variety of other means, of which the at-the market sales offering is but one. As a result, the $500,000 of funds in the reserve account from sales of Series H Preferred Stock to date are not as meaningful as they were as of the Execution Date. In addition, since all sales of Series H Preferred Stock are in the sole discretion of A&C, any additional funds that are required to be placed into the reserve account will come from additional sales of the Series H Preferred Stock, in which case the Company would have immediate access to the remaining 87.5% of gross proceeds.

While A&C is certainly entitled to enforce its rights described immediately above, the Company does not believe that it has assumed significant risks by agreeing to grant A&C these rights for two principal reasons. For one, as stated above, A&C is an affiliate of the Company and beneficially owns a significant percentage interest in the Company (see the section entitled “Security Ownership of Certain Beneficial Owners and Management” below). Consequently, A&C has a strong interest in seeing the Company succeed in its various endeavors and would not impair the Company’s right to raise capital on reasonable terms, as doing so would materially and adversely impact its own best interests. Second, A&C has since November of 2023 purchased two other series of preferred stock, the Series C Convertible Preferred Stock and the Series G Convertible Preferred Stock, the securities purchase agreements for each of which provided A&C identical rights; notwithstanding the foregoing, A&C has permitted the Company to enter into a number of financing transactions, such as at-the market offerings, and very recently supported the Company’s entry into a sales agreement providing for an at-the-market offering with Wilson-Davis & Co., Inc., which the Company announced in a press release dated August 29, 2025.

The last Closing Date shall occur no later than December 21, 2026, subject to A&C’s ability to extend the final Closing Date for a period of up to ninety (90) days.

The SPA contains customary representations, warranties and agreements by the Company, obligations of the parties, termination provisions and closing conditions. The representations, warranties and covenants contained in the SPA were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

Description of the Series H Preferred Stock

Conversion Rights

Each share of Series H Preferred Stock has a stated value of $1,000.00 and is convertible into shares of Class A Common Stock at a conversion price equal to the greater of (i) $0.10 per share (the “Floor Price”), and (ii) the lesser of (A) $0.79645, which represents 105% of the volume weighted average price of the Class A Common Stock during the five trading days immediately prior to the execution date of the SPA (the “Execution Date”), or (B) 105% of the volume weighted average price of the Class A Common Stock during the five trading days immediately prior to the date of conversion (the “Conversion Price”). The Conversion Price is subject to adjustment in the event of an issuance of Class A Common Stock at a price per share lower than the Conversion Price then in effect, as well as upon customary stock splits, stock dividends, combinations or similar events. The Floor Price will under no circumstances be adjusted for stock dividends, stock splits, stock combinations or similar transactions.

Voting Rights

The holders of the Series H Preferred Stock are entitled to vote with the Class A Common Stock as a single class on an as-converted basis, subject to applicable law provisions of the DGCL and the NYSE American (at times referred to as the “Exchange”), provided however, that for purposes of complying with Exchange regulations, the conversion price, for purposes of determining the number of votes the holder of Series H Convertible Preferred Stock is entitled to cast, shall not be lower than $0.72 (the “Voting Floor Price”), which represents the closing sale price of the Class A Common Stock on the trading day immediately prior to the Execution Date. The Voting Floor Price shall be adjusted for stock dividends, stock splits, stock combinations and other similar transactions.

In addition, if this Proposal No. 5 is approved, A&C will be entitled to elect such number of directors to the Board as shall be equal to a percentage determined by dividing (i) the number of shares of Class A Common Stock issuable upon conversion of the Series H Preferred Stock then owned by A&C (the “Conversion Shares”), by (ii) the sum of the number of shares of Class A Common Stock then outstanding plus the number of Conversion Shares.

Dividend Rights

The holders of Series H Convertible Preferred Stock are entitled to cumulative cash dividends at an annual rate of 9.5%, or $95.00 per share, based on the stated value per share. Dividends shall accrue from the initial Closing Date, until the 10-year anniversary of the initial Closing Date and are payable monthly in arrears. For the first two years, the Company may elect to pay the dividend amount in Class A Common Stock rather than cash, with the number of shares of Class A Common Stock issued at the Conversion Price at the date that the dividend payment is due. Dividends will accrue regardless of the Company’s earnings or funds availability and will not exceed the full cumulative dividends. If dividends are in arrears for one or more periods where dividends are to be paid and A&C is contractually required to pay any penalties or damages as a result of the failure of the Company to pay such dividend, the dividend rate will increase to 12% per annum (equivalent to $120.00 per annum per share) and will be paid either in cash or additional shares of Series H Preferred Stock (if the Class A Common Stock is then listed on a national securities exchange) or if not, freely tradeable Class A Common Stock.

Liquidation Rights

In the event of liquidation, dissolution, or winding up of the Company, the holders of Series H Preferred Stock have a preferential right to receive an amount equal to the stated value per share of Series H Preferred Stock before any distribution to other classes of capital stock, provided, however, that it ranks on a pari passu basis with the Series C Preferred Stock and the Series G Preferred Stock. If the assets are insufficient, the distribution will be prorated among the holders of Series H Preferred Stock, Series C Preferred Stock and Series G Preferred Stock. The remaining assets will be distributed pro rata to the holders of outstanding capital stock and all holders of Series H Preferred Stock as if they had converted their Series H Preferred Stock into Class A Common Stock. The Series H Preferred Stock ranks senior over other classes of preferred stock, including the Series A, D, E and F Preferred Stock. Additionally, any transaction that constitutes a change of control transaction shall be deemed to be a liquidation under the Certificate of Designation of the Preferences, Rights and Limitations of Series H Convertible Preferred Stock (the “Series H Certificate of Designation”).

The foregoing descriptions of the SPA, the Certificate of Designations of the Series H Preferred Stock and the transactions contemplated thereby do not purport to be complete and are qualified in their entirety by reference to the SPA filed as Exhibit 10.1, and the form of the Certificate of Designations of the Series H Preferred Stock, a copy of which is filed as Exhibit 4.1, to the Current Report on Form 8-K filed with the SEC on August 1, 2025, each of which is incorporated herein by reference.

Stockholder Approval Requirement

As noted above, the SPA provides that the number of shares to be issued to A&C is initially limited to 19.99% of the total number of shares of Class A Common Stock outstanding as of the date of the SPA until such time as the stockholders of the Company approve the issuance of additional shares, which include the shares underlying the Series H Preferred Stock. We have agreed to promptly seek such stockholder approval and are seeking such approval at the Meeting.

Rule 713(a) of the NYSE American requires stockholder approval of a transaction, other than a public offering, involving the sale, issuance or potential issuance by an issuer of Class A Common Stock (or securities convertible into or exercisable for Class A Common Stock) at a price less than the greater of book or market value which together with sales by officers, directors or principal stockholders of the issuer equals 20% or more of presently outstanding Class A Common Stock, or equal to 20% or more of presently outstanding stock for less than the greater of book or market value of the stock, or when the issuance or potential issuance of additional shares will result in a change of control of the issuer.

Further, Rule 713(b) of the NYSE American requires stockholder approval of a transaction, other than a public offering, when the issuance or potential issuance of additional shares will result in a change of control of the issuer. Rule 713(b) is applicable to the Preferred Transaction because, as noted above, A&C would acquire the ability to appoint a number of individuals to the Board, the number of which could constitute a majority of the Board.

Stockholder approval of this Proposal No. 5 will constitute stockholder approval for purposes of Rules 713(a) and (b) of the NYSE American.

We are seeking stockholder approval for the issuance of a presently indeterminate number of shares of Class A Common Stock to A&C in connection with the conversion of the Series H Preferred Stock.

Our stockholders are not entitled to dissenters’ rights with respect to this Proposal, and we will not independently provide stockholders with any such right.

Reasons for Transaction

The Company will need to raise significant cash financing to operate and expand its operations, and will need to extinguish as much of its debt as possible. In addition, it must significantly increase its stockholders’ equity, which both of the foregoing would do. In the event that the Company is unable to (i) obtain funding from A&C through its acquisition of Series H Preferred Stock for cash through the consummation of the SPA, or (ii) reduce its aggregate debt on its books, the Company anticipates it would need to seek alternative methods of raising cash for future expansion of its business, likely under far less favorable terms than those offered by A&C. Further, if the Company is unable to raise its stockholders’ equity to the requisite level, all its securities currently traded on the Exchange, as well as other classes of securities that may trade on the Exchange in the future, would be delisted.

Use of Proceeds

In the event that Company were to sell all 100,000 shares of Series H Preferred Stock and thereby raise an aggregate of $100 million in gross proceeds, then the Company presently expects to allocate such funds to the following uses (disregarding for present purposes that the $100 million consists of gross rather than net proceeds and assuming that the sale of Series H Preferred Stock were the Company’s sole means of raising capital):

•	$85 million would be allocated to the Company’s Michigan Data Center expansion, including infrastructure, power, equipment, and related build-out costs; and

•	$15 million would be reserved for general working capital purposes to fund ongoing operations.

In the event that fewer than 100,000 shares of Series H Preferred Stock were sold, the 85/15 split would be expected to generally remain the same.

Effect on Current Stockholders; Dilution

The SPA does not affect the rights of the holders of outstanding Class A Common Stock, but the issuance of shares to A&C pursuant to the terms of the SPA will have a dilutive effect on our existing stockholders, including the voting power and the economic rights of the existing stockholders. If we were to issue A&C all 100,000 shares which it may acquire with stockholder approval (presuming that all shares of Series H Preferred Stock were converted at the Floor Price on the Record Date), A&C would have beneficially owned approximately 97.2% of the 1,028,454,714 shares of Class A Common Stock that would then have been outstanding as of the Record Date. Assuming no shares other than the Series H Preferred Stock are issued, the dilutive effect of issuing the up to $100 million of such shares would result in A&C beneficially owning 97.2% of the Company, with the remaining portion being owned, beneficially or otherwise, by (i) A&C through its holdings of the Series C Convertible Preferred Stock, the Series G Convertible Preferred Stock and the Series H Convertible Preferred Stock as well as (ii) all other stockholders as of the Record Date.

As of the Record Date, the number of issued and outstanding shares of Class A Common Stock was 28,454,714. As noted above, as of the Record Date, the shares of Preferred Stock were convertible into 140,733,024 shares of Class A Common Stock, excluding any additional shares that are currently issuable as a result of beneficial ownership blockers on conversion of such shares of Preferred Stock for an aggregate of 169,187,738 shares of Class A Common Stock assuming conversion of all of A&C’s Preferred Stock. As set forth in the table disclosing Beneficial Ownership below, A&C beneficially owned 48,051,404 shares of Class A Common Stock, or 57.18% of such shares. Assuming that all 96,000 shares of Series H Preferred Stock were purchased by A&C and converted into Class A Common stock at the Floor Price of $0.10, such numbers would increase to 1,008,051,404 shares of Class A Common Stock, or 96.55% of such shares.

The table below sets forth A&C’s beneficial ownership of the Class A Common Stock based on various numbers of Series H Preferred Stock issued to A&C and the resulting dilution to stockholders other than A&C:

	Number of shares of Class A	Percentage of Outstanding
Number of shares of Series H	Common Stock to be Issued	Class A Common
Preferred Stock Sold (1)	upon Conversion	Stock Held by A&C
10,000	100,000,000	80.45%
25,000	250,000,000	89.23%
50,000	500,000,000	93.84%
75,000	750,000,000	95.69%
96,000	960,000,000	96.55%

(1) At the Record Date, there were 4,000 shares of Series H Preferred Stock issued and outstanding.

The availability for sale of a large number of shares by A&C may depress the market price of our Class A Common Stock and, going forward, may impair our ability to raise additional capital through the public sale of our Class A Common Stock. We do not have any arrangement with A&C to address the possible effect on the price of our Class A Common Stock of the sale by A&C of its shares of Class A Common Stock.

Required Vote and Board Recommendation

The issuance of Conversion Shares underlying the Series H Preferred Stock to A&C requires the receipt of the affirmative vote of a majority of the shares of the Eligible Voting Capital Stock present in person or by proxy and voting at the Meeting.

The Board unanimously recommends a vote “FOR” the approval of the issuance of Conversion Shares underlying the Series H Preferred Stock to A&C in order to comply with Rules 713(a) and (b) of the NYSE American.

PROPOSAL NO. 6

APPROVAL OF THE 2025 STOCK INCENTIVE PLAN

Overview

On August 6, 2025, the Board adopted, upon the recommendation of the Compensation Committee, the 2025 Stock Incentive Plan (the “2025 Plan”), subject to and effective upon stockholder approval at the Annual Meeting. We are asking our stockholders to approve the 2025 Plan in order to permit the Company to use the 2025 Plan to achieve the Company's performance, recruiting, retention and incentive goals.

The 2025 Plan includes a variety of forms of awards, including stock options, stock appreciation rights, restricted stock, restricted stock units and dividend equivalents to allow the Company to adapt its incentive program to meet the needs of the Company in the changing business environment in which the Company operates.

We strongly believe that the approval of the 2025 Plan is essential to our continued success. We believe that equity is an important and significant component of our employees’ compensation. The Board further believes that equity incentives motivate high levels of performance, align the interests of our employees and stockholders by giving directors, employees and consultants the perspective of an owner with an equity stake in the Company, and provide an effective means of recognizing their contributions to the success of the Company. The Board and management believe that the ability to grant equity incentives will be important to the future success of the Company and is in the best interests of the Company's stockholders.

One of the requirements of “performance-based compensation” under Section 162(m) of the IRC is that the material terms of performance-based awards be approved by stockholders. The material terms include: (i) the employees eligible to receive compensation, (ii) a description of the business criteria upon which a performance goal may be based, and (iii) the maximum amount of compensation that can be paid to an employee under awards intended to satisfy the performance-based compensation exception under Section 162(m). Stockholder approval of the 2025 Plan is intended to constitute approval of each of these aspects of the 2025 Plan for purposes of the approval requirements of Section 162(m). However, nothing in this proposal precludes the Company or the Compensation Committee, which administers the 2025 Plan, from granting awards that do not qualify for tax deductibility under Section 162(m), nor is there any guarantee that awards intended to qualify for tax deductibility under Section 162(m) will ultimately be viewed as so qualifying by the Internal Revenue Service. If stockholders fail to reapprove the material terms of performance-based awards under the 2025 Plan, we may continue to pay performance-based compensation thereunder in the future, even though any such compensation paid may not meet the conditions for tax deductibility under Section 162(m).

The potential dilution resulting from issuing all of the proposed 8 million shares of Class A Common Stock under the 2025 Plan, assuming the 2025 Plan is approved by the stockholders, would on the Record Date be 21.9% (giving effect to such issuance).

We are seeking stockholder approval of the 2025 Plan in order to satisfy certain legal requirements, including making awards under it eligible for beneficial tax treatment. In addition, the Board regards stockholder approval of the 2025 Plan as desirable and consistent with good corporate governance practices.

Assuming stockholders approve the 2025 Plan, the 2025 Plan will be effective as the date of the Annual Meeting.

Summary of the 2025 Plan

The following is a summary of the material terms of the 2025 Plan and is qualified in its entirety by reference to the full text of the 2025 Plan, attached as Annex B to this Proxy Statement.

General. The 2025 Plan would authorize the grant to eligible individuals of (1) stock options (incentive and nonstatutory), (2) restricted stock, (3) stock appreciation rights, or SARs, (4) restricted stock units, and (5) other stock-based compensation.

Stock Subject to the 2025 Plan. The maximum number of shares of our Class A Common Stock that may be issued under the 2025 Plan is 6 million shares, which amount will be increased to the extent that grants made under the 2025 Plan are forfeited, expire or are settled for cash (except as otherwise provided in the 2025 Plan).

Substitute awards (awards made or shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Company subsidiary or with which the Company or any subsidiary combines) will not reduce the shares authorized for grant under the 2025 Plan, nor will shares subject to a substitute award be added to the shares available for issuance or transfer under the 2025 Plan.

No Liberal Share Recycling. Notwithstanding anything to the contrary, any and all stock that is (i) withheld or tendered in payment of an option exercise price; (ii) withheld by the Company or tendered by the grantee to satisfy any tax withholding obligation with respect to any award; (iii) covered by a SAR that it is settled in stock, without regard to the number of shares of stock that are actually issued to the grantee upon exercise; or (vi) reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of options, shall not be added to the maximum number of shares of stock that may be issued under the 2025 Plan.

Eligibility. Employees of, and consultants to, our Company or its affiliates and members of our Board are eligible to receive equity awards under the 2025 Plan. Only our employees, and employees of our parent and subsidiary corporations, if any, are eligible to receive Incentive Stock Options. Employees, directors (including non-employee directors) and consultants of or for our Company and its affiliates are eligible to receive Nonstatutory Stock Options, Restricted Stock, Purchase Rights and any other form of award the 2025 Plan authorizes.

Purpose. The purpose of the 2025 Plan is to promote the interests of the Company and its stockholders by providing executive officers, employees, non-employee directors, and key advisors of the Company and its defined subsidiaries with appropriate incentives and rewards to encourage them to enter into and remain in their positions with the Company and to acquire a proprietary interest in the long-term success of the Company, as well as to reward the performance of these individuals in fulfilling their personal responsibilities for long-range and annual achievements.

Administration. Unless otherwise determined by the Board, the Compensation Committee administers the 2025 Plan. The Compensation Committee is composed solely of “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act, “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code, and “independent directors” within the meaning of NYSE American listing standards. The Compensation Committee has the power, in its discretion, to grant awards under the 2025 Plan, to select the individuals to whom awards are granted, to determine the terms of the grants, to interpret the provisions of the 2025 Plan and to otherwise administer the 2025 Plan. Except as prohibited by applicable law or any rule promulgated by a national securities exchange to which the Company may in the future be subject, the Compensation Committee may delegate all or any of its responsibilities and powers under the 2025 Plan to one or more of its members, including, without limitation, the power to designate participants and determine the amount, timing and term of awards under the 2025 Plan. In no event, however, shall the Compensation Committee have the power to accelerate the payment or vesting of any award, other than in the event of death, disability, retirement or a change of control of the Company.

The 2025 Plan provides that members of the Compensation Committee shall be indemnified and held harmless by the Company from any loss or expense resulting from claims and litigation arising from actions related to the 2025 Plan.

Term. If the 2025 Plan is approved, the 2025 Plan will be effective October __, 2025, and awards may be granted through October __, 2035. No awards may be granted under the 2025 Plan subsequent to that date. The Board may suspend or terminate the 2025 Plan without stockholder approval or ratification at any time or from time to time.

Amendments. Subject to the terms of the 2025 Plan, the Compensation Committee as administrator has the sole discretion to interpret the provisions of the 2025 Plan and outstanding awards. Our Board generally may amend or terminate the 2025 Plan at any time and for any reason, except that no amendment, suspension, or termination may impair the rights of any participant without his or her consent, and except that approval of our stockholders is required for any amendment that:

 •          Increases the number of shares of Class A Common Stock subject to the 2025 Plan;

 •          Decreases the price at which grants may be granted;

 •          Reprices existing options;

 •          Materially increases the benefits to participants; or

 •          Changes the class of persons eligible to receive grants under the 2025 Plan.

Repricing Prohibition. Other than in connection with certain corporate events, the Compensation Committee shall not, without the approval of the Company’s stockholders, (a) lower the option price per share of an option or SAR after it is granted, (b) cancel an Option or SAR when the exercise price per share exceeds the fair market value of one share in exchange for cash or another award (other than in connection with a change of control), or (c) take any other action with respect to an Option or SAR that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Company’s shares are then listed.

Minimum Vesting Requirement. Grantees of full-value awards (i.e., awards other than options and SARs), will be required to continue to provide services to the Company or an affiliated company for not less than one-year following the date of grant in order for any such full-value Awards to fully or partially vest (other than in case of death, disability or a Change of Control). Notwithstanding the foregoing, up to five percent (5%) of the available shares of stock authorized for issuance under the 2025 Plan may provide for vesting of full-value awards, partially or in full, in less than one year.

Adjustments upon Changes in Capitalization. In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in our corporate structure affecting our Class A Common Stock or the value thereof, appropriate adjustments to the 2025 Plan and awards will be made as the Board determines to be equitable or appropriate, including adjustments in the number and class of shares of stock available for issuance under the 2025 Plan, the number, class and exercise or grant price of shares subject to awards outstanding under the 2025 Plan, and the limits on the number of awards that any person may receive.

Change of Control. Agreements evidencing awards under the 2025 Plan may provide that upon a Change of Control (as defined in the 2025 Plan), unless otherwise provided in the agreement evidencing an award), outstanding Awards may be cancelled and terminated without payment if the consideration payable with respect to one share of Stock in connection with the Change of Control is less than the exercise price or grant price applicable to such Award, as applicable.

Notwithstanding any other provisions of the 2025 Plan to the contrary, the vesting, payment, purchase or distribution of an Award may not be accelerated by reason of a Change of Control for any participant unless the Grantee’s employment is involuntarily terminated as a result of the Change of Control as provided in the Award agreement or in any other written agreement, including an employment agreement, between us and the participant. If the Change of Control results in the involuntary termination of participant’s employment, outstanding awards will immediately vest, become fully exercisable and may thereafter be exercised.

Generally, under the 2025 Plan, a Change of Control occurs upon (i) the consummation of a reorganization, merger or consolidation of our Company with or into another entity, pursuant to which our stockholders immediately prior to the transaction do not own more than 50% of the total combined voting power after the transaction, (ii) the consummation of the sale, transfer or other disposition of all or substantially all of our assets, (iii) certain changes in the majority of our Board from those in office on the effective date of the 2025 Plan, (iv) the acquisition of more than 50% of the total combined voting power in our outstanding securities by any person, or (v) the Company is dissolved or liquidated.

Types of Awards

Stock Options. Incentive Stock Options and Nonstatutory Stock Options are granted pursuant to award agreements adopted by our Compensation Committee. Our Compensation Committee determines the exercise price for a stock option, within the terms and conditions of the 2025 Plan; provided, that the exercise price of an Incentive Stock Option cannot be less than 100% of the fair market value of our Class A Common Stock on the date of grant. Options granted under the 2025 Plan vest at the rate specified by our Compensation Committee.

The Compensation Committee determines the term of stock options granted under the 2025 Plan, up to a maximum of 10 years, except in the case of certain Incentive Stock Options, as described below. The Compensation Committee will also determine the length of period during which an optionee may exercise their options if an optionee’s relationship with us, or any of our affiliates, ceases for any reason; for Incentive Stock Options, this period is limited by applicable law. The Compensation Committee may extend the exercise period in the event that exercise of the option following termination of service is prohibited by applicable securities laws. In no event, however, may an option be exercised beyond the expiration of its term unless the term is extended in accordance with applicable law.

Acceptable consideration for the purchase of Class A Common Stock issued upon the exercise of a stock option will be determined by the Compensation Committee and may include (a) cash or its equivalent, (b) delivering a properly executed notice of exercise of the option to us and a broker, with irrevocable instructions to the broker promptly to deliver to us the amount necessary to pay the exercise price of the option, (c) any other form of legal consideration that may be acceptable to the Compensation Committee or (d) any combination of (a), (b) or (c).

Unless the Compensation Committee provides otherwise, options are generally transferable in accordance with applicable law, provided that any transferee of such options agrees to become bound by the terms of the 2025 Plan. An optionee may also designate a beneficiary who may exercise the option following the optionee’s death.

Incentive or Nonstatutory Stock Options. Incentive Stock Options may be granted only to our employees, and the employees of our subsidiary corporations. The Compensation Committee may grant awards of Incentive or Nonstatutory Stock Options that are fully vested on the date made, to any of our employees, directors or consultants. Option Awards are granted pursuant to award agreements adopted by our Compensation Committee. To the extent required by applicable law, the aggregate fair market value, determined at the time of grant, of shares of our Class A Common Stock with respect to Incentive Stock Options that are exercisable for the first time by an optionee during any calendar year may not exceed $100,000. To the extent required by applicable law, no Incentive Stock Option may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates unless (a) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (b) the term of the incentive stock option does not exceed five years from the date of grant.

Stock Appreciation Rights. An SAR is the right to receive stock, cash, or other property equal in value to the difference between the grant price of the SAR and the market price of the Company’s Class A Common Stock on the exercise date. SARs may be granted independently or in tandem with an Option at the time of grant of the related Option. An SAR granted in tandem with an Option shall be exercisable only to the extent the underlying Option is exercisable. An SAR confers on the grantee a right to receive an amount with respect to each share of Class A Common Stock subject thereto, upon exercise thereof, equal to the excess of (A) the fair market value of one share of Class A Common Stock on the date of exercise over (B) the grant price of the SAR (which in the case of an SAR granted in tandem with an Option shall be equal to the exercise price of the underlying Option, and which in the case of any other SAR shall be such price as the Compensation Committee may determine but shall in no event be less than the fair market value of a share of Class A Common Stock on the date of grant of such SAR).

Restricted Stock and Restricted Stock Units. Restricted Stock is Class A Common Stock that the Company grants subject to transfer restrictions and vesting criteria. A Restricted Stock Unit is a right to receive stock or cash equal to the value of a share of stock at the end of a specified period that the Company grants subject to transfer restrictions and vesting criteria. The grant of these awards under the 2025 Plan are subject to such terms, conditions and restrictions as the Compensation Committee determines consistent with the terms of the 2025 Plan.

At the time of grant, the Compensation Committee may place restrictions on Restricted Stock and restricted stock units that shall lapse, in whole or in part, only upon the attainment of Performance Goals; provided that such Performance Goals shall relate to periods of performance of at least one fiscal year, and if the award is granted to a 162(m) Officer, the grant of the award and the establishment of the Performance Goals shall be made during the period required under Internal Revenue Code Section 162(m). Except to the extent restricted under the award agreement relating to the Restricted Stock, a grantee granted Restricted Stock shall have all of the rights of a stockholder including the right to vote Restricted Stock and the right to receive dividends.

Unless otherwise provided in an award agreement, upon the vesting of a Restricted Stock Unit, there shall be delivered to the grantee, within 30 days of the date on which such award (or any portion thereof) vests, the number of shares of Class A Common Stock equal to the number of restricted stock units becoming so vested.

Other Stock-Based Awards. The 2025 Plan also allows the Compensation Committee to grant “Other Stock-Based Awards,” which means a right or other interest that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Class A Common Stock. Subject to the limitations contained in the 2025 Plan, this includes, without limitation, (i) unrestricted stock awarded as a bonus or upon the attainment of Performance Goals or otherwise as permitted under the 2025 Plan and (ii) a right to acquire stock from the Company containing terms and conditions prescribed by the Compensation Committee. At the time of the grant of Other Stock-Based Awards, the Compensation Committee may place restrictions on the payout or vesting of Other Stock-Based Awards that shall lapse, in whole or in part, only upon the attainment of Performance Goals; provided that such Performance Goals shall relate to periods of performance of at least one fiscal year, and if the award is granted to a 162(m) Officer, the grant of the Award and the establishment of the Performance Goals shall be made during the period required under Internal Revenue Code Section 162(m). Other Stock-Based Awards may not be granted with the right to receive dividend equivalent payments.

Performance Awards. Performance awards provide participants with the opportunity to receive shares of our Class A Common Stock, cash or other property based on performance and other vesting conditions. Performance awards may be granted from time to time as determined at the discretion of the Board, or the Compensation Committee (as applicable). Subject to the share limit and maximum dollar value set forth above under “Limits per Participant,” the Board, or the Compensation Committee (as applicable), has the discretion to determine (i) the number of shares of Class A Common Stock under, or the dollar value of, a performance award and (ii) the conditions that must be satisfied for grant or for vesting, which typically will be based principally or solely on achievement of performance goals.

Performance Criteria. With respect to awards intended to qualify as performance-based compensation under Code Section 162(m), a committee of “outside directors” (as defined in Code Section 162(m)) with authority delegated by our Board will determine the terms and conditions of such awards, including the performance criteria. The performance goals for restricted stock awards, restricted stock units, performance awards or other share-based awards shall be based on the attainment of specified levels of one or any combination of the following:

•	the attainment of certain target levels of, or a specified percentage increase in, revenues, earnings, income before taxes and extraordinary items, net income, operating income, earnings before or after deduction for all or any portion of income tax, earnings before interest, taxes, depreciation and amortization or a combination of any or all of the foregoing;
•	the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax profits including, without limitation, that attributable to continuing and/or other operations;
•	the attainment of certain target levels of, or a specified increase in, operational cash flow;

•	the achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of, the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of such cash balances and/or other offsets and adjustments as may be established by the Compensation Committee;
•	earnings per share or the attainment of a specified percentage increase in earnings per share or earnings per share from continuing operations;
•	the attainment of certain target levels of, or a specified increase in return on capital employed or return on invested capital;
•	the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax return on stockholders’ equity;
•	the attainment of certain target levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula;
•	the attainment of certain target levels in, or specified increases in, the fair market value of the shares of the Company’s Class A Common Stock;
•	the growth in the value of an investment in the Company’s Class A Common Stock;
•	the attainment of a certain level of, reduction of, or other specified objectives with regard to limiting the level in or increase in, all or a portion of controllable expenses or costs or other expenses or costs;
•	gross or net sales, revenue and growth of sales revenue (either before or after cost of goods, selling and general administrative expenses, research and development expenses and any other expenses or interest);
•	total stockholder return;
•	return on assets or net assets;
•	return on sales;
•	operating profit or net operating profit;
•	operating margin;
•	gross or net profit margin;
•	cost reductions or savings;
•	productivity;
•	operating efficiency;
•	working capital;
•	market share;
•	customer satisfaction; and
•	to the extent that an Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board.

The performance goals may be based solely by reference to our performance or the performance of one or more of our subsidiaries, parents, divisions, business segments or business units, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. The authorized committee of outside directors may also exclude under the terms of the performance awards, the impact of an event or occurrence that the committee determines should appropriately be excluded, including (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, or (ii) changes in generally accepted accounting principles or practices.

In connection with the approval of the 2025 Plan, the stockholders also are being asked to approve the above criteria for purposes of Section 162(m) of the Code.

New Plan Benefits under the 2025 Plan

Because future awards under the 2025 Plan will be granted in the discretion of the Compensation Committee, the type, number, recipients, and other terms of such awards cannot be determined at this time.

U.S. Federal Income Tax Considerations

The following is a brief description of the material United States federal income tax consequences associated with awards under the 2025 Plan. It is based on existing United States laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. Tax consequences in other countries may vary. This information is not intended as tax advice to anyone, including participants in the 2025 Plan.

Stock Options. Neither incentive stock option grants nor non-qualified stock option grants cause any tax consequences to the participant or the Company at the time of grant. Upon the exercise of a non-qualified stock option, the excess of the market value of the shares acquired over their exercise price is ordinary income to the participant and is deductible by the Company. The participant’s tax basis for the shares is the market value thereof at the time of exercise. Any gain or loss realized upon a subsequent disposition of the stock will generally constitute capital gain, in connection with which the Company will not be entitled to a tax deduction.

Upon the exercise of an incentive stock option, the participant will not realize taxable income, but the excess of the fair market value of the stock over the exercise price may give rise to alternative minimum tax. When the stock acquired upon exercise of an incentive stock option is subsequently sold, the participant will recognize income equal to the difference between the sales price and the exercise price of the option. If the sale occurs after the expiration of two years from the grant date and one year from the exercise date, the income will constitute long-term capital gain. If the sale occurs prior to that time, the participant will recognize ordinary income to the extent of the lesser of the gain realized upon the sale or the difference between the fair market value of the acquired stock at the time of exercise and the exercise price; any additional gain will constitute capital gain. The Company will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant, but no deduction in connection with any capital gain recognized by the participant. If the participant exercises an incentive stock option more than three months after his or her termination of employment due to retirement or other separation other than death or disability, or more than twelve months after his or her termination of employment due to death or permanent disability, he or she is deemed to have exercised a non-qualified stock option.

Stock Appreciation Rights. A participant granted a stock appreciation right under the 2025 Plan will not recognize income, and the Company will not be allowed a tax deduction, at the time the award is granted. When the participant exercises the stock appreciation right, the amount of cash and the fair market value of any shares of stock or other consideration received will be ordinary income to the participant and the Company will be allowed a corresponding federal income tax deduction at that time. Compensation realized by the participant on the exercise of the stock appreciation right should qualify as performance-based compensation under the Code and thus not be subject to the $1,000,000 deductibility limit of Code Section 162(m).

Restricted Stock. Restricted stock is not taxable to a participant at the time of grant, but instead is included in ordinary income (at its then fair market value) when the restrictions lapse. A participant may elect, however, to recognize income at the time of grant, in which case the fair market value of the restricted shares at the time of grant is included in ordinary income and there is no further income recognition when the restrictions lapse. If a participant makes such an election and thereafter forfeits the restricted shares, he or she will be entitled to no tax deduction, capital loss or other tax benefit. The Company is entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant, subject to any applicable limitations under Code Section 162(m).

A participant’s tax basis for restricted shares will be equal to the amount of ordinary income recognized by the participant. The participant will recognize capital gain (or loss) on a sale of the restricted stock if the sale price exceeds (or is lower than) such basis. The holding period for restricted shares for purposes of characterizing gain or loss on the sale of any shares as long- or short-term commences at the time the participant recognizes ordinary income pursuant to an award. The Company is not entitled to a tax deduction corresponding to any capital gain or loss of the participant.

Restricted Stock Units. A participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a restricted stock unit award is granted. Upon receipt of shares of stock (or the equivalent value in cash or any combination of cash and the Company’s Class A Common Stock) in settlement of a restricted stock unit award, a participant will recognize ordinary income equal to the fair market value of the stock and cash received as of that date (less any amount he or she paid for the stock and cash), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).

Performance Awards. A participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a performance award is granted (for example, when the performance goals are established). Upon receipt of stock or cash (or a combination thereof) in settlement of a performance award, the participant will recognize ordinary income equal to the fair market value of the stock and cash received, and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).

Code Section 409A. If an award is subject to Code Section 409A (which relates to nonqualified deferred compensation plans), and if the requirements of Section 409A are not met, the taxable events as described above could apply earlier than described, and could result in the imposition of additional taxes and penalties. All awards that comply with the terms of the 2025 Plan, however, are intended to be exempt from the application of Code Section 409A or meet the requirements of Section 409A in order to avoid such early taxation and penalties.

Tax Withholding. The Company has the right to deduct or withhold, or require a participant to remit to the Company, an amount sufficient to satisfy federal, state and local taxes (including employment taxes) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the 2025 Plan. The Compensation Committee may, at the time the award is granted or thereafter, require or permit that any such withholding requirement be satisfied, in whole or in part, by delivery of, or withholding from the award, shares having a fair market value on the date of withholding equal to the amount required to be withheld for tax purposes.

Required Vote and Board Recommendation

Approval of the 2025 Plan requires the receipt of the affirmative vote of a majority of the shares of the Company’s Eligible Capital Stock present in person or by proxy and voting at the Meeting.

The Board unanimously recommends a vote “FOR” the approval of the 2025 Plan.

PROPOSAL NO. 7

APPROVAL OF EQUITY ISSUANCES TO DIRECTORS AND EXECUTIVE OFFICERS

Terms of the Issuances

On July 31, 2025, the Board determined to grant to each independent director options to purchase 250,000 shares of Class A Common Stock at an exercise price of $0.72 per share for a term of ten (10) years from the date of the option grant to be issued to the independent directors. Fifty percent (50%) of these options shall vest on the date that Company obtains the approval therefor by its stockholders and 50% of which shall vest monthly beginning January 1, 2026 and will be exercisable upon receipt of approval therefor by the NYSE American and the Company’s stockholders as well as of the Company’s 2025 Plan.

On July 31, 2025, the Board determined to grant to each non-independent director options to purchase shares of Class A Common Stock, with Messrs. Ault and Horne receiving options to purchase 2,000,000 such shares each, and Mr. Nisser receiving options to purchase 1,500,000 such shares, each at an exercise price of $0.72 per share for a term of ten (10) years from the date of the option grant to be issued to the foregoing individuals. Fifty percent (50%) of these options shall vest on the date that Company obtains the approval therefor by its stockholders, and 50% of which shall vest monthly beginning January 1, 2026 and will be exercisable upon receipt of approval therefor by the NYSE American and the Company’s stockholders as well as of the Company’s 2025 Plan.

On July 31, 2025, the Board determined to grant to Kenneth Cragun, the Company’s Chief Financial Officer, options to purchase 1,000,000 shares of Class A Common Stock at an exercise price of $0.72 per share for a term of ten (10) years from the date of the option grant to be issued to Mr. Cragun. Fifty percent (50%) of these options shall vest on the date that Company obtains the approval therefor by its stockholders, and 50% of which shall vest monthly beginning January 1, 2026 and will be exercisable upon receipt of approval therefor by the NYSE American and the Company’s stockholders as well as of the Company’s 2025 Plan.

All the foregoing issuances are at times collectively referred to herein as the “Equity Issuance” and the recipients thereof are at times collectively referred to herein as the “Option Recipients.”

Reasons for the Proposed Equity Issuance

In general, the Company does not believe that it is uncommon for boards of directors of issuers to grant an issuer’s executive officers and members of its Board equity awards of one form or another; in fact, the Company would argue that it is a widespread practice and serves to motivate these individuals to perform at their highest ability and aligns their interests with those of the Company and therefore, by extension, the Company’s stockholders.

More specifically, the Board believes that the Equity Issuance is in the best interests of the Company and its stockholders, as it provides incentives to retain and motivate the Option Recipients without incurring the stock dilution that would result from stock awards or additional cash expenditures that would result from additional cash compensation. Additionally, the Board continues to believe in value creation rather than value transfer and views the Equity Issuance as consistent with its approach of orienting long-term incentives toward stock options as the primary tool to minimize incremental dilution for stockholders, facilitate employee and director retention as the Company pursues its business strategies, restore the retention value of the Equity Issuance, and provide the Option Recipients with a more realistic incentive to drive stockholder value creation, thereby supporting the Company’s continued focus on stock price recovery and growth

In this particular instance, however, the Board determined to issue the above-referenced equity awards for two reasons that are not applicable to all other issuers. First, the Company has issued options to purchase Class A Common Stock to the Option Recipients in the past, but these individuals have never obtained the benefit of these option grants as a result of the Company’s declining stock price. Second, and much more importantly, the Company has in the past issued stock grants to the Option Recipients. However, again, not only have these individuals not seen a benefit from these issuances but they have actually suffered material monetary damages since they have been forced to pay taxes with respect to these issuances while being generally unable to sell their shares for various reasons, principal among them not to violate laws against selling shares while in possession of material non-public information as well as during mandated blackout periods. While all recipients suffered a degree of tax liability resulting from those issuances, these taxes have amounted to no less than $400,000 in the case of the three principal executive officers, none of whom ever sold a single share of Class A Common Stock issued to them.

While the Company has determined to never again issue actual stock grants, it does believe it to be fair and equitable to issue options to the Option Recipients, which may permit them to profit to a presently unforeseeable extent from their work for the Company, and perhaps in some measure to recoup losses they have suffered from paying taxes on virtually worthless shares of Class A Common Stock.

If this Proposal No. 7 is not approved by our stockholders, then we will not implement the Equity Issuance. However, we may need to consider alternative compensation structures, including the payment of cash retention bonuses, to achieve the objectives for which the Equity Issuance was designed.

Determination to Pursue the Equity Issuance

Our compensation program is designed to align with the interests of our stockholders by reflecting a pay-for-performance philosophy that supports our business strategy. A core principle of this program is our commitment to long-term equity incentive compensation, which ensures that the Option Recipients all participate in the Company’s long-term value creation alongside our stockholders. We have historically granted stock options under our stock incentive plans consistent with the view that stock-based incentive compensation opportunities play a significant role in our ability to attract, motivate and retain qualified individuals who we believe best represent the Company’s values and can make meaningful contributions towards achieving its business objectives. While the Company’s compensation packages generally include a number of different components, we believe that long-term equity compensation provides the Option Recipients with a strong link to our long-term performance and helps create an ownership culture by encouraging them to work toward our success, aligning their interests with those of our stockholders, and rewarding efforts that drive sustained increases in stockholder value. Given the intense competition for experienced and talented individuals with critical and high demand skills in our industry, stock options remain an important part of our incentive compensation.

In considering whether to implement the Equity Issuance, the Board determined that adverse changes in the market price of our Class A Common Stock since the dates that the prior grants were made could materially interfere with our efforts to retain the services of the Option Recipients. In recent years, the stock market in general, and the market for artificial intelligence high performance computing and Bitcoin mining in particular, has experienced extreme price and volume fluctuations, often unrelated or disproportionate to changes in the operating performance of the affected companies. As a company focused principally on the foregoing industries, the market price of our Class A Common Stock has historically been volatile, reflecting the risks and uncertainties inherent in the development of product candidates. Since September 2, 2020, the closing market price of the Class A Common Stock has experienced material fluctuations and declined from a high of approximately $1,389,188 on February 17, 2021 to approximately $0.41 on the Record Date. As a result, the Option Recipients now hold options with exercise prices meaningfully above the recent trading range of the Class A Common Stock (often referred to as “underwater” or “out-of-the-money”), rendering the options a less effective means of incentivizing and retaining such holders, not to mention the materially adverse tax consequences suffered by the Option Recipients from prior issuances of shares of Class A Common Stock.

Why the Company Needs Stockholder Approval

Rule 711 of the NYSE American requires stockholder approval with respect to the establishment of (or material amendment to) a stock option or purchase plan or other equity compensation arrangement pursuant to which options or stock may be acquired by executive officers and directors of the Company.

Effect of Proposal on Current Stockholders

If this Proposal No. 7 is adopted, a maximum of 7,250,000 shares of Class A Common Stock would be issuable. Based on the number of shares of Class A Common Stock outstanding as of the Record Date, such shares would represent 20.3% of our total outstanding shares (giving effect to such issuance). The issuance of such shares may result in significant dilution to our stockholders, and afford them a smaller percentage interest in the voting power, liquidation value and aggregate book value of the Company. The sale or any resale of the Class A Common Stock issued could cause the market price of our Class A Common Stock to decline.

Required Vote and Board Recommendation

The grant of options set forth in this Proposal No. 7 to the directors and executive officers of the Company requires the receipt of the affirmative vote of a majority of the shares of the Company’s Eligible Capital Stock present in person or by proxy and voting at the Meeting.

The Board unanimously recommends a vote “FOR” the approval of equity issuances to directors and executive officers of the Company, in order to comply with Rule 711 of the NYSE American.

INFORMATION ABOUT THE EXECUTIVE OFFICERS

Executive Officers

The executive officers are elected by our Board and hold office until their successors are elected and duly qualified. There are no family relationships between any of our directors or executive officers. The current executive officers of the Company are as follows:

Name	Age	Offices Held
Milton C. Ault, III	55	Executive Chairman of the Board
William B. Horne	57	Chief Executive Officer and Vice Chairman
Henry Nisser	57	President, General Counsel and Director
Kenneth Cragun	64	Chief Financial Officer

Biographical information about Mr. Ault is provided in “Proposal No. 1 – Election of Directors.”

Biographical information about Mr. Horne is provided in “Proposal No. 1 – Election of Directors.”

Biographical information about Mr. Nisser is provided in “Proposal No. 1 – Election of Directors.”

Kenneth S. Cragun

Mr. Cragun has been our Chief Financial Officer since August 2020 and between October 2018 and August 2020, served as our Chief Accounting Officer. Since June 2021, Mr. Cragun has served as Senior Vice President of Finance at Alzamend on a part-time basis. Between December 2018 and June 2021, Mr. Cragun served as the Chief Financial Officer of Alzamend. Mr. Cragun has been the Chief Financial Officer of Ault Disruptive since its inception in February 2021. Since September 2018, Mr. Cragun has served on the board of directors and Chairman of the Audit Committee of Verb Technology Company, Inc. Since July 2022, Mr. Cragun has served on the board of directors of MICS. He served as a CFO Partner at Hardesty, LLC, a national executive services firm between October 2016 and October 2018. His assignments at Hardesty included serving as Chief Financial Officer of CorVel Corporation, a publicly traded company and a nationwide leader in technology driven, healthcare-related, risk management programs, and of RISA Tech, Inc., a private structural design and optimization software company. Mr. Cragun was also Chief Financial Officer of two Nasdaq-traded companies, Local Corporation, a publicly held local search company (“Local Corp.”), from April 2009 to September 2016, and Modtech Holdings, Inc., from June 2006 to March 2009, a supplier of modular buildings. Prior thereto, he had financial leadership roles with increasing responsibilities at MIVA, Inc., ImproveNet, Inc., NetCharge Inc., C-Cube Microsystems, Inc, and 3-Com Corporation. Mr. Cragun began his professional career at Deloitte. Mr. Cragun holds a Bachelor of Science degree in accounting from Colorado State University-Pueblo.

Involvement in Certain Legal Proceedings

To our knowledge, and except as disclosed below, none of our current directors has, during the past ten years:

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he or she was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his or her involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated; *

•	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

* The Company issued a press release on August 15, 2023 which summarized the terms of the Company’s and Messrs. Ault and Horne’s settlement with the SEC. The press release announced, in pertinent part, that “Under terms of the settlement, the Company, Mr. Ault, and Mr. Horne neither admit nor deny the SEC’s findings, which do not entail intentional misconduct. The Company will pay a civil penalty of $700,000 that was fully accrued in the fourth quarter of 2022; Mr. Ault will pay disgorgement of $85,504 and a civil penalty of $150,000; and Mr. Horne will pay a civil penalty of $20,720. In addition, the Company has undertaken to retain an independent consultant to conduct a comprehensive review of the Company’s internal control over financial reporting and disclosure controls and procedures, and to issue a report providing recommendations for improvements.” All the foregoing payments were made in August 2023.

The action brought by the SEC alleged that (i) the Company had violated Sections 17(a)(2) and 17(a)(3) of the Securities Act and Sections 13(a), 13(b)(2)(A), 13(b)(2)(B) and 14(a) of the Exchange Act and Exchange Act Rules 12b-20, 13a-1, 13a-11, 13a-13, 13a-15(a), 14a-3, and 14a-9 thereunder, (ii) Mr. Ault had violated, and caused the Company to violate, Sections 17(a)(2) and 17 (a)(3) of the Securities Act and Exchange Act Section 14(a) and Exchange Act Rules 14a-3 and 14a-9, caused the Company’s violations of Exchange Act Sections 13(a), 13(b)(2)(A) and 13(b)(2)(B) and Exchange Act Rules 13a-1, 13a-11, 13a-13, and 12b-20, and violated Exchange Act Rule 13b2-1, and (iii) Mr. Horne violated Exchange Act Rule 13b2-1 and caused the Company’s violations of Exchange Act Sections 13(b)(2)(A) and 13(b)(2)(B). In summary, the foregoing sections and rules relate to alleged violations of US federal securities laws consisting of, without limitation, material misstatements regarding certain businesses of the Company, the failure to disclose interests in related person transactions, improper recording of purported consulting services, erroneous accounting of investments, and the failure to maintain accounting and disclosure controls.

Further, the SEC ordered each of the Company, Mr. Ault and Mr. Horne cease and desist from committing or causing any violations and future violations of the foregoing sections and rules of the Securities Act and Exchange Act that the SEC had alleged had been violated by each of them.

Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following Summary Compensation Table sets forth all compensation earned in all capacities during the years ended December 31, 2024 and 2023, by our principal executive officer. Because we are a Smaller Reporting Company, we only have to report information of our principal executive officer and our two other most highly compensated executive officers.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	All Other Compensation ($)(2)	Total ($)
Milton C. Ault, III	2024	400,000	16,667	-	-	126,950	543,617
Executive Chairman of the Board	2023	400,000	16,667	-	-	325,773	742,440
William B. Horne	2024	400,000	16,667	-	-	84,502	501,169
Chief Executive Officer	2023	375,000	16,667	-	-	98,195	489,862
Henry C. Nisser	2024	300,000	12,500	-	-	24,921	337,421
President and General Counsel	2023	300,000	12,500	-	-	55,727	368,227

(1)	The values reported in the “Stock Awards” and “Option Awards” columns represent the aggregate grant date fair value, computed in accordance with Accounting Standards Codification (“ASC”) 718 Share Based Payments, of grants of stock options and stock awards to our named executive officer in the years shown.
(2)	The amounts in “All Other Compensation” consist of 401(k) matching amounts, vehicle allowance, personal use of the Company’s corporate aircraft, health insurance benefits, long-term and short-term disability insurance benefits, and travel and entertainment expenses. The personal use of corporate aircraft, reflects the incremental cost to Hyperscale Data for use of the corporate aircraft, determined on the basis of the variable operational costs of each flight, including fuel, maintenance, flight crew travel expense. Summary table of “All Other Compensation” for the year ended December 31, 2024 is set forth below:

Name	401(k) Matching Contribution ($)	Automobile Expenses ($)	Personal Use of Aircraft ($)	Medical and Life Insurance Benefits ($)	Total All Other Compensation ($)
Milton C. Ault, III	9,442	12,000	78,324	27,184	126,950
William B. Horne	17,250	12,000	-	55,252	84,502
Henry C. Nisser	12,500	-	-	12,421	24,921

Compensation from Related Companies

The compensation table above does not include compensation paid to those executives from related companies for the year ended December 31, 2024 as set forth below:

	AVLP	Alzamend		Circle 8
Name	Officer Compensation	Board Fees	Officer Compensation	Board Fees
Milton C. Ault, III	$-	$37,500	$-	$-
William B. Horne	$33,333	$50,000	$-	$25,000
Henry C. Nisser	$33,333	$-	$50,000	$-

Employment Agreements

Milton C. Ault, III

On June 17, 2018, the Company entered into a ten-year executive employment agreement with Milton C. Ault, III, to serve as Chief Executive Officer of the Company.  On January 19, 2021, Mr. Ault was appointed as Executive Chairman of the Company. For his services, Mr. Ault will be paid a base salary of $400,000 per annum (the “Base Salary”).

Pursuant to the terms and subject to the conditions set forth in the agreement, if the Company meets or exceeds criteria adopted by the Company’s compensation committee (the “Compensation Committee”) for earning bonuses which shall be adopted by the Compensation Committee annually, Mr. Ault shall be eligible to receive an annual bonus, which percentage shall be based on achievement of applicable performance goals determined by the Compensation Committee.

In addition, Mr. Ault shall be eligible to receive a performance-based award (the “CEO Performance Award”), provided that the Company, for any given fiscal year during the term of this agreement, meets the following criteria: (A) an increase in revenue, as calculated under GAAP over the previous fiscal year as reported in the Annual Report on Form 10-K or successor form for such fiscal year; provided that any increase less than thirty-five percent (35%) (the “Revenue Percentage”) shall reduce the CEO Performance Award correspondingly; (B) positive net income, as calculated under GAAP, as reported in the Annual Report on Form 10-K or successor form for such fiscal year, provided that any increase less than five percent (5%) (the “Net Income Percentage”) shall reduce the CEO Performance Award correspondingly; and (C) positive net cash flow from operations on a year-to-year basis, where cash flow is defined as the net amount of cash and cash-equivalents being transferred into and out of the Company. The CEO Performance Award shall consist of a number of shares of the Company’s Class A Common Stock having a maximum value equal to ten percent (10%) of any appreciation in the Company’s Market Capitalization above the High Water Mark (as such terms are defined in the agreement) as measured by the daily average closing bid price of the Company’s Class A Common Stock for the applicable fiscal year subject to proration obtained by the product of Revenue Percentage and the Net Income Percentage. If the CEO Performance Award in a fiscal year is less than ten percent (10%) due to a reduction caused by an annual shortfall in either the Revenue Percentage or the Net Income Percentage, the prior year’s targets would be deemed to have been achieved if a corresponding overage in a subsequent fiscal year results in the achievement of the cumulative targets.  The annual and cumulative targets for revenue and net income, which are provided solely for the purpose of establishing cumulative totals, are set forth in the agreement.

Upon termination of Mr. Ault’s employment (other than upon the expiration of the employment), Mr. Ault shall be entitled to receive: (A) any earned but unpaid base salary through the termination date; (B) all reasonable expenses paid or incurred; and (C) any accrued but unused vacation time.

Further, unless Mr. Ault’s employment is terminated as a result of his death or disability or for cause or he terminates his employment without good reason, then upon the termination or non-renewal of Mr. Ault’s employment, the Company shall pay to Mr. Ault a “Separation Payment” as follows:  (A)  an amount equal to four (4) weeks of base salary for each full year of service and credit for his service commencing from September 22, 2016, (B) should Mr. Ault provide the Company with a separation, waiver and release agreement  within 60 days of termination, then the Company shall: (i) pay his base salary until the last to occur (the “Separation Period”) of (1) the expiration of the remaining portion of the initial term or the then applicable renewal term, as the case may be, but in no event an amount greater than the Base Salary payable should either such period expire within two years, or (2) the 12-month period commencing on the date Mr. Ault is terminated, payable in one lump sum; (ii) provide during the Separation Period the same medical, dental, long-term disability and life insurance; and (iii) pay an amount equal to the product obtained by multiplying (x) the maximum annual bonus as Mr. Ault would have been otherwise entitled to receive by (y) the fraction in which the numerator is the number of calendar months worked including the entire month in which severance occurred and the denominator of which is 12; and (iv) all outstanding options and other equity awards shall immediately vest and become fully exercisable for a period of 24 months.  Finally, upon the occurrence of a change in control, Mr. Ault will be paid an amount equal to the greater of: (i) five times his then current Base Salary or (ii) the Separation Payment amount set forth above, without regard to whether Mr. Ault continues in the employ of the Company or its successor.

William B. Horne

On January 25, 2018, we entered into an employment agreement with William Horne to serve as Chief Financial Officer and Executive Vice President of the Company and its subsidiaries for an initial term through September 30, 2022, which automatically renews thereafter for successive one-year terms unless either party provides written notification at least four months prior to the end of a term of their desire to terminate.  Mr. Horne’s base salary was $300,000 per annum, which was increased to $400,000 effective April 1, 2023 and further increased to $500,000 per annum effective May 1, 2025. Mr. Horne is eligible to receive an annual cash bonus equal to a percentage of his annual base salary based on achievement of applicable performance goals determined by the Company’s compensation committee.

Upon termination of Mr. Horne’s employment (other than upon the expiration of the employment), Mr. Horne shall be entitled to receive: (i) any earned but unpaid base salary through the termination date; (ii) all reasonable expenses paid or incurred; and (iii) any accrued but unused vacation time.

Further, unless Mr. Horne’s employment is terminated as a result of his death or disability or for cause or he terminates his employment without good reason, then upon the termination or non-renewal of Mr. Horne’s employment, the Company shall pay to Mr. Horne a “Separation Payment” as follows:  (A)  an amount equal to four weeks of base salary for each full year of service, (B) should Mr. Horne provide the Company with a separation, waiver and release agreement  within 60 days of termination, then the Company shall: (i) pay his base salary until the last to occur (the “Separation Period”) of (1) the expiration of the remaining portion of the initial term or the then applicable renewal term, as the case may be, or (2) the 12-month period commencing on the date Mr. Horne is terminated, payable in one lump sum; (ii) provide during the Separation Period the same medical, dental, long-term disability and life insurance; and (iii) pay an amount equal to the product obtained by multiplying (x) the maximum annual bonus as Mr. Horne would have been otherwise entitled to receive by (y) the fraction in which the numerator is the number of calendar months worked including the entire month in which severance occurred and the denominator of which is 12; and (iv) all outstanding options and other equity awards shall immediately vest and become fully exercisable for a period of 24 months.  Finally, upon the occurrence of a change in control, Mr. Horne will be paid an amount equal to four times his Separation Payment.

Henry Nisser

On April 12, 2019, the Company entered into an employment agreement (the “Agreement”) with Henry Nisser to serve as General Counsel and Executive Vice President of the Company and its subsidiaries for an initial term through May 1, 2023 which automatically renews thereafter for successive one-year terms unless either party provides written notification at least four months prior to the end of a term of their desire to terminate. The effective date of the Agreement was May 1, 2019. For 2024, Mr. Nisser’s base salary was $300,000 per annum (the “Base Salary”), which was increased to $400,000 per annum effective May 1, 2025.

Mr. Nisser is eligible to receive an annual cash bonus equal to a percentage of his annual base salary based on achievement of applicable performance goals determined by the Company’s compensation committee.

Mr. Nisser’s bonuses, if any, and all stock based compensation shall be subject to “Company Clawback Rights” if during the period that Mr. Nisser is employed by the Company and upon the termination of Mr. Nisser’s employment and for a period of two years thereafter, there is a restatement of any of the Company’s financial results from which any bonuses and stock based compensation to Mr. Nisser shall have been determined.

Upon termination of Mr. Nisser’s employment (other than upon the expiration of the employment), Mr. Nisser shall be entitled to receive: (A) any earned but unpaid base salary through the termination date; (B) all reasonable expenses paid or incurred; and (C) any accrued but unused vacation time.

Further, unless Mr. Nisser’s employment is terminated as a result of his death or disability or for cause or he terminates his employment without good reason, then upon the termination or non-renewal of Mr. Nisser’s employment, the Company shall pay to Mr. Nisser a “Separation Payment” as follows: (a) an amount equal to four weeks of base salary for each full year of service, (b) commencing on the date that shall be one (1) year from the effective date, should Mr. Nisser provide the Company with a separation, waiver and release agreement within 30 days of termination, then the Company shall pay to Mr. Nisser the Base Salary (in effect immediately prior to the termination date) an amount equal to the lesser of what Mr. Nisser would have received if the employment period ended after (1) the expiration of the remaining portion of the initial term or the then applicable renewal term, as the case may be, or (2) the 18-month period commencing on the date Executive is terminated, payable in one lump sum; (ii) provide during the separation period the same medical, dental, long-term disability and life insurance; and (iii) pay an amount equal to the product obtained by multiplying (x) the maximum annual bonus as Mr. Nisser would have been otherwise entitled to receive by (y) the fraction in which the numerator is the number of calendar months worked including the entire month in which severance occurred and the denominator of which is 12; and (iv) all outstanding options and other equity awards shall immediately vest and become fully exercisable for a period of 24 months. Finally, upon the occurrence of a change in control, Mr. Nisser will be paid an amount equal to four times his Separation Payment.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing disclosure regarding the ratio of annual total compensation of Mr. Ault, our Executive Chairman, to that of our median employee. Our median employee earned $50,000 in total compensation for 2024. Based upon the total 2024 compensation reported for Mr. Ault of $543,617 as reported under “Total” in the Summary Compensation Table, our ratio of PEO to median employee pay was 11:1. Our median employee is employed in our ROI subsidiary.

Our Chief Executive Officer and Principal Executive Officer, however, is not Mr. Ault but William B. Horne. In order to follow the intent of the SEC’s rules, which appear to presume that the CEO is the highest paid executive officer of an issuer, we chose to present the total annual compensation of Mr. Ault, who is paid marginally more than Mr. Horne.

While Mr. Ault’s salary is the same as Mr. Horne’s for the fiscal year ended December 31, 2024 and exceeds Mr. Horne’s salary by $25,000 for the fiscal year ended December 31, 2023, respectively, his annual total compensation exceeds Mr. Horne’s by no more than $42,448 and $252,578 for the fiscal years ended December 31, 2024 and 2023, respectively.

Calculation Methodology

To identify our median employee, we identified our total employee population worldwide as of December 31, 2024, excluding our Executive Chairman, in accordance with SEC rules. On December 31, 2024, 95% of our employee population was located in the U.S., with 5% in non-U.S. locations.

We collected full-year 2024 actual gross earnings data for the December 31, 2024 employee population, including cash-based compensation and equity-based compensation that was realized in 2024, relying on our internal payroll records. Compensation was annualized on a straight-line basis for non-temporary new hire employees who did not work with our company for the full calendar year.

Once we determined the median employee, we calculated total compensation for the median employee in the same manner in which we determine the compensation shown for our named executive officers in the Summary Compensation Table, in accordance with SEC rules.

Pay Versus Performance

Pay Versus Performance Table

The following table sets forth information concerning: (1) the compensation of our Executive Chairman, Mr. Ault (referred to in the table below as “EC”) and the average compensation for our other Named Executive Officers (“NEOs”), Mr. Horne (our PEO) and Mr. Nisser, both as reported in the Summary Compensation Table and with certain adjustments to reflect the “compensation actually paid” to such individuals, as defined under SEC rules, for each of the fiscal years ended December 31, 2022, 2023 and 2024 and (2) our cumulative total shareholder return (“TSR”), the cumulative TSR of our selected peer group (Bitfarms Limited, Cipher Mining, Inc., CleanSpark, Inc., Hive Digital Technologies Limited, Riot Platforms, Inc., Titan Machinery Inc., Alta Equipment Group Inc., B. Riley Financial, Inc.), net loss and revenue over such years, in each case determined in accordance with SEC rules:

Value of Initial Fixed $100 Investment Based on:
Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO ($)	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)	Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)	Net Income ($)	Total Revenue ($)

543,617	543,617	419,295	419,295	0.00	48.64	(61,481,000)	106,662,000

742,440	689,052	429,045	375,657	0.03	70.86	(232,402,000)	134,846,000

2,173,059	1,120,398	1,705,208	652,547	10.08	40.15	(182,209,000)	104,079,000

Compensation actually paid to our EC represents the “Total” compensation reported in the Summary Compensation Table for the applicable fiscal year, adjusted as follows:

	2024		2023		2022
Name	EC ($)	Average of NEOs ($)	EC ($)	Average of NEOs ($)	EC ($)	Average of NEOs ($)

Summary compensation table total	543,617	419,295	742,440	429,045	2,173,059	1,705,208
Deduction for amounts reported under the stock awards column in the summary compensation table	-	-	-	-	-	-
Year end value of equity awards granted during year that remain unvested as of year-end	-	-	-	-	-	-
Year over year change in fair value of outstanding and unvested equity awards	-	-	-	-	(525,468)	(525,468)
Year over year change in fair value of equity awards granted in prior years and vested in the year	-	-	(53,388)	(53,388)	(527,193)	(527,193)
Compensation actually paid	543,617	419,295	689,052	375,657	1,120,398	652,547

Narrative Disclosure to Pay Versus Performance Table

Relationship between Financial Performance Measures

The line graphs below compare (i) the compensation actually paid to our EC and the average of the compensation actually paid to our remaining NEOs, with (ii) our cumulative TSR, (iii) our peer group TSR, (iv) our net loss, and (v) our revenue, in each case, for the fiscal years ended December 31, 2022, 2023 and 2024.

TSR amounts reported in the graph assume an initial fixed investment of $100, and that all dividends, if any, were reinvested. The term “PEO” as used in the tables below refers to the EC, not the PEO.

Policies on Ownership, Insider Trading, 10b5-1 Plans and Hedging

We do not have formal stock ownership guidelines for our employees or directors, because the Board is satisfied that stock and option holdings among our employees or directors are sufficient at this time to provide motivation and to align this group’s interests with those of our stockholders.

We have established an insider trading policy that provides guidelines to, and imposes restrictions on, officers, directors and employees with respect to transactions in the Company’s securities. The Company’s insider trading policy prohibits certain actions by such individuals relating to buying and selling Class A Common Stock of the Company, and discourages certain other actions in other situations. Such individuals are authorized to enter into trading plans established according to Section 10b5-1 of the Exchange Act with an independent broker-dealer. Under these plans, the individual must not exercise any influence over the amount of the securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. Such plans provide a defense from insider trading liability.

We have not adopted any hedging policies.

Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information

We do not have any formal policy that requires us to grant, or avoid granting, equity-based compensation to our executive officers at certain times. The timing of any equity grants to executive officers in connection with new hires, promotions, or other non-routine grants is tied to the event giving rise to the award (such as an executive officer’s commencement of employment or promotion effective date). As a result, in all cases, the timing of grants of equity awards, including stock options, occurs independent of the release of any material nonpublic information, and we do not time the disclosure of material nonpublic information for the purpose of affecting the value of equity-based compensation.

During fiscal 2024, there were no equity grants made to our executive officers during any period beginning four business days before the filing of a periodic report or current report disclosing material non-public information and ending one business day after the filing or furnishing of such report with the SEC.

Advisory Vote on Executive Compensation

At the annual meeting of stockholders on November 23, 2022, the stockholders approved, on an advisory basis, the compensation paid to the Company’s named executive officers. An advisory vote on executive compensation is held every three years.

Stock Incentive Plans

On December 28, 2018, the stockholders approved the 2018 Stock Incentive Plan (as amended on May 5, 2019), which amendment was approved by the stockholders on July 19, 2019, the “2018 Stock Incentive Plan”), under which options to acquire up to 5,000 shares of Class A Common Stock may be granted to the Company’s directors, officers, employees and consultants. The 2018 Stock Incentive Plan is in addition to the Company’s (ii) 2016 Stock Incentive Plan, under which options to acquire up to 1 share of Class A Common Stock may be granted to the Company’s directors, officers, employees and consultants, (iv) 2021 Stock Incentive Plan, under which 1,000 stock options, restricted stock, stock appreciation rights, restricted stock units, and other stock-based compensation. be granted to the Company’s directors, officers, employees and consultants, (v) 2021 Employee Stock Purchase Plan, intended to assist our employees in acquiring share ownership up to an aggregate of 131 shares of Class A Common Stock, and (vi) 2022 Stock Incentive Plan, under which 10,000 stock options, restricted stock, stock appreciation rights, restricted stock units, and other stock-based compensation be granted to the Company’s directors, officers, employees and consultants (collectively the “Plans”).

The purpose of the Plans is to advance the interests of the Company by providing to key employees of the Company and its affiliates, who have substantial responsibility for the direction and management of the Company, as well as certain directors and consultants of the Company, additional incentives to exert their best efforts on behalf of the Company, to increase their proprietary interest in the success of the Company, to reward outstanding performance and to provide a means to attract and retain persons of outstanding ability to the service of the Company.

As of December 31, 2024, no options to purchase shares of Class A Common Stock were issued and outstanding, and 297 shares are available for future issuance under the Plans.

401(k) Plans

Hyperscale Data and TurnOnGreen have adopted tax-qualified employee savings and retirement plan, or 401(k) plans, which generally cover all of their full-time employees. Pursuant to the 401(k) plans, eligible employees may make voluntary contributions to the plan up to a maximum of pursuant to the current Internal Revenue Code limits. The Hyperscale Data and TurnOnGreen 401(k) plans include matching contributions at the rate of (1) $1.00 for each $1.00 contributed, up to 3% of the base salary and (2) $0.50 for each $1.00 contributed thereafter, up to 5% of the base salary and permits discretionary contributions. The 401(k) plans are intended to qualify under Sections 401(k) and 401(a) of the Internal Revenue Code of 1986, as amended. Contributions to such a qualified plan are deductible by the Company when made, and neither the contributions nor the income earned on those contributions is taxable to plan participants until withdrawn. All 401(k) plan contributions are credited to separate accounts maintained in trust.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as otherwise indicated below, the following table sets forth certain information regarding beneficial ownership of our Class A Common Stock as of the Record Date by (1) each of our current directors; (2) each of the executive officers; (3) each person known to us to be the beneficial owner of more than 5% of the outstanding shares of our Class A Common Stock based upon Schedules 13G or 13D filed with the SEC; and (4) all of our directors and executive officers as a group. As of the Record Date, there were 28,454,714 shares of our Class A Common Stock issued and outstanding.

Beneficial ownership is determined in accordance with the rules of the Commission and includes voting or investment power with respect to the securities. Class A Common Stock subject to options or warrants that are currently exercisable or exercisable within 60 days of the Record Date are deemed to be outstanding and to be beneficially owned by the person or group holding such options or warrants for the purpose of computing the percentage ownership of such person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group. Unless otherwise indicated by footnote, to our knowledge, the persons named in the table have sole voting and sole investment power with respect to all Class A Common Stock shown as beneficially owned by them, subject to applicable community property laws.

Name and address of beneficial owner(1)	Number of shares beneficially owned		Approximate percent of class
Greater than 5% Beneficial Owners:
Ault & Company, Inc.	48,051,404	(2)	57.18%
Directors and Officers:
Milton Ault, III	48,057,314	(3)	57.18%
William Horne	1	(4)	*
Henry Nisser	3	(5)	*
Ken Cragun	0		0%
Robert Smith	0		0%
Mordechai Rosenberg	0		0%
Jeffrey A. Bentz	0		0%
All directors and executive officers as a group (seven persons)	48,057,318		57.18%

*       Less than one percent.

(1)	Unless otherwise indicated, the business address of each of the individuals is c/o Hyperscale Data, Inc., 11411 Southern Heights Pkwy, Suite 190, Las Vegas, NV 89141.

(2)	Represents (i) 19,249 shares of Class A Common Stock owned, (ii) 4,234,561 shares of Class B Common Stock that are convertible into the same number of shares of Class A Common Stock and carry the voting power of 42,345,610 shares of Class A Common Stock, (iii) 119,196,615 shares of Class A Common Stock issuable upon conversion of 50,000 shares of Series C Convertible Preferred Stock that carry the voting power of 464,576 shares of Class A Common Stock, (iv) 2,288,575 shares of Class A Common Stock issuable upon conversion of 960 shares of Series G Convertible Preferred Stock that carry the voting power of 153,748 shares of Class A Common Stock, (v) 5,068,221 shares of Class A Common Stock issuable upon conversion of 960 shares of Series H Convertible Preferred Stock that carry the voting power of 5,068,221 shares of Class A Common Stock and (vi) 639,052 shares of Class A Common Stock underlying presently exercisable warrants.

(3)	Represents (i) 48,051,404 shares of Class A Common Stock beneficially owned by A&C, as disclosed in footnote 2 above, (ii) 2,450 shares of Class A Common Stock owned by Mr. Ault, and (iii) 346 shares of Class B Common Stock that are convertible into the same number of shares of Class A Common Stock and carry the voting power of 3,460 shares of Class A Common Stock. Mr. Ault is the Chief Executive Officer of A&C.

(4)	Represents (i) 1 share of Class B Common Stock that carries the voting power of 10 shares of Class A Common Stock.

(5)	Represents (i) 2 shares of Class A Common Stock and (ii) 1 share of Class B Common Stock that carries the voting power of 10 shares of Class A Common Stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Audit Committee or in certain instances, a special committee of our Board, monitors and reviews issues involving potential conflicts of interest and approves all transactions with related persons as defined in Item 404 of Regulation S-K under the securities laws. Examples of such transactions that must be approved by our Audit Committee or a special committee of our Board include, but are not limited to any transaction, arrangement, relationship (including any indebtedness) in which:

•	the aggregate amount involved is determined to by the Audit Committee to be material;

•	we are a participant; and

•	any of the following has or will have a direct or indirect interest in the transaction:

•	an executive officer, director, or nominee for election as a director;

•	a greater than five percent beneficial owner of our Common Stock; or

•	any immediate family member of the foregoing.

When reviewing transactions with a related person, the Audit Committee or any special committee of our Board formed for that purpose applies the standards for evaluating conflicts of interest outlined in our written Code of Business Conduct and Ethics.

The following information sets forth certain related transactions between us and certain of our stockholders or directors.

Ault & Company, Inc.

Series C Preferred Stock Purchase Agreement

On November 6, 2023, we entered into the November 2023 SPA with A&C, pursuant to which we agreed to sell, in one or more closings, to A&C up to 50,000 shares of Series C Convertible Preferred Stock and the Series C Warrants to purchase up to 0.4 million shares of Class A Common Stock for a total purchase price of up to $50 million.

On March 25, 2024 we entered into an amendment to the (i) November 2023 SPA, (ii) the related Certificate of Designation of Preferences, Rights and Limitations of the Series C Preferred Convertible Stock and (iii) the number of Series C Warrants, to provide for (A) an increase in the dollar amount of the Series C Convertible Preferred Stock that A&C may purchase from us from $50 million to $75 million and (B) extended the date of on which the final closing may occur to June 30, 2024, subject to A&C’s ability to further extended such date for ninety days.

On September 17, 2024, we and A&C entered into the Second Amendment. Pursuant to the Second Amendment, the “Termination Date” was amended from June 30, 2024 to December 31, 2024, in each case subject to the right of A&C to extend such date for an additional ninety (90) days.

As of the Record Date, A&C has purchased an aggregate of 50,000 shares of Series C Convertible Preferred Stock and Series C Warrants to purchase an aggregate of 422,337 Warrant Shares, for an aggregate purchase price of $50.0 million.

Additionally, until the earlier of (i) four years from the initial closing date of the November 2023 SPA or (ii) the date when A&C holds fewer than 10,000 shares of Series C Convertible Preferred Stock, the Company will be prohibited from (A) entering into any financing, whether debt or equity, other than conventional loans from a commercial bank, at a price per share less than the Series C Conversion Price (as defined below) or (B) entering into a variable rate financing transaction.

Further, for as long as A&C holds at least 10,000 shares of Series C Convertible Preferred Stock, A&C shall have a right to participate in any subsequent financing (a “Subsequent Financing”) allowing A&C to purchase such number of securities in the Subsequent Financing to allow A&C to maintain its percentage beneficial ownership of the Company that A&C held immediately prior to the Subsequent Financing.

On December 14, 2023, pursuant to the November 2023 SPA, we sold to A&C, in three separate closings that occurred on the closing date, an aggregate of 41,500 shares of Series C Convertible Preferred Stock and Series C Warrants to purchase 350,543 shares of Class A Common Stock, for a total purchase price of $41.5 million. At the Initial Closing, A&C purchased 21,500 shares of Series C Convertible Preferred Stock and Series C Warrants to purchase 181,607 shares of Class A Common Stock, for a purchase price of $21.5 million, paid in cash. Immediately upon the Initial Closing, we paid $20,432,876 to satisfy in full the outstanding secured convertible notes issued to the lenders pursuant to the Loan and Guarantee Agreement, dated November 7, 2022, as amended on July 19, 2023.

Promptly thereafter, at the Second Closing, A&C purchased 10,000 shares of Series C Convertible Preferred Stock and Series C Warrants to purchase 84,468 shares of Class A Common Stock, for a purchase price of $10.0 million, paid in cash. Immediately upon the Second Closing, we paid $10.0 million to partially satisfy the outstanding Senior Note. Promptly thereafter, at the Third Closing, A&C purchased another 10,000 shares of Series C Convertible Preferred Stock and Series C Warrants to purchase another 84,468 shares of Class A Common Stock, for a purchase price of $10.0 million, paid in cash. Immediately upon the Third Closing, we paid $7.5 million to satisfy the remaining outstanding balance on the outstanding Senior Note.

On December 14, 2023, we, along with the Guarantors entered into the Loan Agreement with institutional lenders, pursuant to which A&C borrowed $36 million and issued the Secured Notes to the lenders in the aggregate amount of $38.9 million.

Pursuant to the Loan Agreement, the Guarantors, as well as Milton C. Ault, III, our Executive Chairman and the Chief Executive Officer of A&C, agreed to act as guarantors for repayment of the Secured Notes. In addition, certain Guarantors entered into various agreements as collateral in support of the guarantee of the Secured Notes, including (i) a security agreement by Sentinum, pursuant to which Sentinum granted to the Lenders a security interest in (a) the Miners, (b) all of the digital currency mined or otherwise generated from the Miners and (c) the membership interests of ACS, (ii) a security agreement by the Company, Ault Lending, BNI Montana and AGREE, pursuant to which those entities granted to the lenders a security interest in substantially all of their assets, as well as a pledge of equity interests in Ault Aviation, AGREE, Sentinum, Third Avenue, Ault Energy, Eco Pack, and Circle 8 Holdco, (iii) a mortgage and security agreement by Third Avenue on the Florida Property, (iv) a future advance mortgage by ACS on the Michigan Property, (v) an aircraft mortgage and security agreement by Ault Aviation on the Aircraft, and (vi) deposit account control agreements over certain bank accounts held by certain of our subsidiaries.

In addition, pursuant to the Loan Agreement, we agreed to establish the Segregated Account, which would be used as a further guarantee of repayment of the Secured Notes. $3.5 million of cash was paid into the Segregated Account on the closing date. We are required to have the minimum balance in the Segregated Account be not less than $7 million, $15 million, $20 million and $27.5 million on the five-month, nine-month, one-year and two-year anniversaries of the closing date, respectively. In addition, starting on March 31, 2024, we are required to deposit $0.3 million monthly into the Segregated Account, which increases to $0.4 million monthly starting March 31, 2025. Further, we agreed to deposit into the Segregated Account, (i) up to the first $7 million of net proceeds, if any, from the sale of the Hilton Garden Inn in Madison West, the Residence Inn in Madison West, the Courtyard in Madison West, and the Hilton Garden Inn in Rockford; (ii) 50% of cash dividends (on a per dividend basis) received from Circle 8 on or after June 30, 2024; (iii) 30% of the net proceeds from any bond offerings we conduct, which shall not exceed $9 million in the aggregate; and (iv) 25% of the net proceeds from cash flows, collections and revenues from loans or other investments made by Ault Lending (including but not limited to sales of loans or investments, dividends, interest payments and amortization payments), which shall not exceed $5 million in the aggregate. In addition, if we decide to sell certain assets, we further agreed to deposit funds into the Segregated Account from the sale of those assets, including, (i) $15 million from the sale of the Florida Property, (ii) $11 million from the sale of the Aircraft, (iii) $17 million from the sale of the Michigan Property, (iv) $350 per Miner, subject to a de minimis threshold of $1 million, and (v) $10 million from the sale of Circle 8.

Amendments to Loan and Guarantee Agreement

On September 17, 2024, the loan and guarantee agreement, dated as of December 14, 2023, as amended, pursuant to which the Company has guaranteed financial obligations of A&C borrowings, was amended regarding the Company’s obligations to fund the restricted cash Segregated Account.

The Company agreed to deposit in the Segregated Account: (i) $0.4 million monthly commencing on September 30, 2024 and ending on February 28, 2025; and (ii) $0.5 million monthly commencing on March 31, 2025 and ending on the earlier of the term loan maturity date, prepayment of the term loan in full or the date on which the balance of the Segregated Account exceeds 110% of the outstanding balance of the term loan. As of December 31, 2024, the Company had deposited $18.4 million in the Segregated Account.

On March 7, 2025 the loan and guarantee agreement, dated as of December 14, 2023, as amended, pursuant to which the Company has guaranteed financial obligations of A&C borrowings, was further amended regarding the Company’s obligations to fund the restricted cash Segregated Account.

Pursuant to the March 7, 2025 amendment, the Company agreed to deposit in the Segregated Account: (i) $0.2 million monthly commencing on April 11, 2025 and ending on June 11, 2025; and (ii) $0.4 million monthly commencing on July 11, 2025 and ending on the earlier of the term loan maturity date, prepayment of the term loan in full or the date on which the balance of the Segregated Account exceeds 110% of the outstanding balance of the term loan.

Description of the Series C Convertible Preferred Stock

Conversion Rights

Each share of Series C Convertible Preferred Stock has a stated value of $1,000.00 and is convertible into shares of Class A Common Stock at a conversion price equal to the greater of (i) $0.10 (the “Preferred Floor Price”), and (ii) the lesser of (A) $0.35 or (B) 105% of the volume weighted average price of the Class A Common Stock during the ten trading days immediately prior to the date of conversion (the “Series C Conversion Price”). The Series C Conversion Price is subject to adjustment in the event of an issuance of Class A Common Stock at a price per share lower than the Series C Conversion Price then in effect, as well as upon customary stock splits, stock dividends, combinations or similar events. The Preferred Floor Price will under no circumstances be adjusted for stock dividends, stock splits, stock combinations or similar transactions.

Voting Rights

The holders of the Series C Preferred Stock are entitled to vote with the Class A Common Stock as a single class on an as-converted basis, subject to applicable law provisions of the Delaware General Company Law and the NYSE American, provided, however, that for purposes of complying with NYSE American regulations, the conversion price, for purposes of determining the number of votes the holder of Series C Convertible Preferred Stock is entitled to cast, shall not be lower than $107.625 (the “Series C Voting Floor Price”), which represents the closing sale price of the Class A Common Stock on the trading day immediately prior to the date of execution of the November 2023 SPA. The Series C Voting Floor Price shall be adjusted for stock dividends, stock splits, stock combinations and other similar transactions.

In addition, A&C will be entitled to elect such number of directors to the Board as shall be equal to a percentage determined by dividing (i) the number of shares of Class A Common Stock issuable upon conversion of the Series C Preferred Stock then owned by A&C (the “Conversion Shares”), by (ii) the sum of the number of shares of Class A Common Stock then outstanding plus the number of Conversion Shares.

Description of the Series C Warrants

On each closing date, the Company will issue A&C the Series C Warrants, which grant A&C the right to purchase a specified number of Class A Common Stock (the “Series C Warrant Shares”). The exercise price of the Series C Warrants is $118.39 (the “Series C Exercise Price”) and the number of Series C Warrant Shares is determined by dividing the actual investment amount by the Series C Exercise Price. The Series C Exercise Price is subject to adjustment in the event of customary stock splits, stock dividends, combinations or similar events.

The Series C Warrants have a five-year term, expiring on the fifth anniversary of the date of issuance, and become exercisable on the first business day after the six-month anniversary of the date of issuance.

Series G Preferred Stock Purchase Agreement

On December 21, 2024, we entered into the December 2024 SPA with A&C, pursuant to which we agreed to sell, in one or more closings, to A&C up to 25,000 shares of Series G Convertible Preferred Stock and the Series G Warrants to purchase up to 4.2 million shares of Class A Common Stock for a total purchase price of up to $25 million.

The December 2024 SPA shall automatically terminate if the closing has not occurred prior to December 31, 2025, though such date may be extended by A&C as set forth in the December 2024 SPA. The December 2024 SPA provides that the financing may be conducted through one or more closings.

As of the Record Date, A&C has purchased an aggregate of 960 shares of Series G Convertible Preferred Stock and Series G Warrants to purchase an aggregate of 162,217 Warrant Shares, for an aggregate purchase price of $1.0 million.

Additionally, until the earlier of (i) four years from the initial closing date of the December 2024 SPA or (ii) the date when A&C holds fewer than 5,000 shares of Series G Convertible Preferred Stock, the Company will be prohibited from (A) entering into any financing, whether debt or equity, other than conventional loans from a commercial bank, at a price per share less than the Series G Conversion Price (as defined below) or (B) entering into a variable rate financing transaction.

Further, for as long as A&C holds at least 5,000 shares of Series G Convertible Preferred Stock, A&C shall have a right to participate in a Subsequent Financing allowing A&C to purchase such number of securities in the Subsequent Financing to allow A&C to maintain its percentage beneficial ownership of the Company that A&C held immediately prior to the Subsequent Financing.

Description of the Series G Convertible Preferred Stock

Conversion Rights

Each share of Series G Convertible Preferred Stock has a stated value of $1,000.00 and is convertible into shares of Class A Common Stock at a conversion price equal to the greater of (i) the Preferred Floor Price, and (ii) the lesser of (A) $6.74 (the “Series G Voting Floor Price”) or (B) 105% of the volume weighted average price of the Class A Common Stock during the ten trading days immediately prior to the date of conversion (the “Series G Conversion Price”). The Series G Conversion Price is subject to adjustment in the event of an issuance of Class A Common Stock at a price per share lower than the Series G Conversion Price then in effect, as well as upon customary stock splits, stock dividends, combinations or similar events. The Preferred Floor Price will under no circumstances be adjusted for stock dividends, stock splits, stock combinations or similar transactions.

Voting Rights

The holders of the Series G Preferred Stock are entitled to vote with the Class A Common Stock as a single class on an as-converted basis, subject to applicable law provisions of the Delaware General Company Law and the NYSE American, provided, however, that for purposes of complying with NYSE American regulations, the conversion price, for purposes of determining the number of votes the holder of Series G Convertible Preferred Stock is entitled to cast, shall not be lower than the Series G Voting Floor Price, which represents the closing sale price of the Class A Common Stock on the trading day immediately prior to the date of execution of the December 2024 SPA plus the estimated value of the Series G Warrants. The Series G Voting Floor Price shall be adjusted for stock dividends, stock splits, stock combinations and other similar transactions.

In addition, A&C will be entitled to elect such number of directors to the Board as shall be equal to a percentage determined by dividing (i) the number of shares of Class A Common Stock issuable upon conversion of the Series G Preferred Stock then owned by A&C (the “Conversion Shares”), by (ii) the sum of the number of shares of Class A Common Stock then outstanding plus the number of Conversion Shares.

Description of the Series G Warrants

On each closing date, the Company will issue A&C the Series G Warrants, which grant A&C the right to purchase a specified number of shares of Class A Common Stock (the “Series G Warrant Shares”). The exercise price of the Series G Warrants is $5.92 (the “Series G Exercise Price”) and the number of Series G Warrant Shares is determined by dividing the actual investment amount by the Series G Exercise Price. The Series G Exercise Price is subject to adjustment in the event of customary stock splits, stock dividends, combinations or similar events.

The Series G Warrants have a five-year term, expiring on the fifth anniversary of the date of issuance, and become exercisable on the first business day after the six-month anniversary of the date of issuance.

Series H Preferred Stock Purchase Agreement

On July 31, 2025, we entered into the SPA with A&C, pursuant to which we agreed to sell, in one or more closings, to A&C up to 100,000 shares of Series H Convertible Preferred Stock for a total purchase price of up to $199 million.

As stated above, the SPA shall automatically terminate if the closing has not occurred prior to December 31, 2026, though such date may be extended by A&C as set forth in the SPA. The SPA provides that the financing may be conducted through one or more closings.

As of the Record Date, A&C has purchased an aggregate of 4,000 shares of Series H Convertible Preferred Stock for an aggregate purchase price of $4.0 million.

Additionally, until the earlier of (i) four years from the initial closing date of the SPA or (ii) the date when A&C holds fewer than 5,000 shares of Series H Convertible Preferred Stock, the Company will be prohibited from (A) entering into any financing, whether debt or equity, other than conventional loans from a commercial bank, at a price per share less than the Series H Conversion Price (as defined below) or (B) entering into a variable rate financing transaction.

Further, for as long as A&C holds at least 5,000 shares of Series H Convertible Preferred Stock, A&C shall have a right to participate in a Subsequent Financing allowing A&C to purchase such number of securities in the Subsequent Financing to allow A&C to maintain its percentage beneficial ownership of the Company that A&C held immediately prior to the Subsequent Financing.

Description of the Series H Convertible Preferred Stock

Conversion Rights

Each share of Series C Convertible Preferred Stock has a stated value of $1,000.00 and is convertible into shares of Class A Common Stock at a conversion price equal to the greater of (i) the Preferred Floor Price, and (ii) the lesser of (A) $0.79645 or (B) 105% of the volume weighted average price of the Class A Common Stock during the ten trading days immediately prior to the date of conversion (the “Series H Conversion Price”). The Series H Conversion Price is subject to adjustment in the event of an issuance of Class A Common Stock at a price per share lower than the Series H Conversion Price then in effect, as well as upon customary stock splits, stock dividends, combinations or similar events. The Preferred Floor Price will under no circumstances be adjusted for stock dividends, stock splits, stock combinations or similar transactions.

Voting Rights

The holders of the Series H Preferred Stock are entitled to vote with the Class A Common Stock as a single class on an as-converted basis, subject to applicable law provisions of the Delaware General Company Law and the NYSE American, provided, however, that for purposes of complying with NYSE American regulations, the conversion price, for purposes of determining the number of votes the holder of Series H Convertible Preferred Stock is entitled to cast, shall not be lower than $0.72 (the “Series H Voting Floor Price”), which represents the closing sale price of the Class A Common Stock on the trading day immediately prior to the date of execution of the SPA. The Series H Voting Floor Price shall be adjusted for stock dividends, stock splits, stock combinations and other similar transactions.

In addition, A&C will be entitled to elect such number of directors to the Board as shall be equal to a percentage determined by dividing (i) the number of shares of Class A Common Stock issuable upon conversion of the Series H Preferred Stock then owned by A&C (the “Conversion Shares”), by (ii) the sum of the number of shares of Class A Common Stock then outstanding plus the number of Conversion Shares.

Nature of Related Parties

Ault & Company

Milton C. Ault, III, our Executive Chairman, is also the Chief Executive Officer and a director of A&C. William B. Horne, our Chief Executive Officer and Vice Chairman, is also Chief Financial Officer and a director of A&C. Henry Nisser, our President, General Counsel and a member of our board of directors, is also the President, General Counsel and a director of A&C.

As of the Record Date, A&C, of which Milton C. (Todd) Ault, III is the chief executive officer, beneficially owned 131,446,273 shares of our Class A Common Stock, consisting of (i) 19,249 shares of Class A Common Stock owned, (ii) 4,234,561 shares of Class B Common Stock that are convertible into 4,234,561 shares of Class A Common Stock and carries the voting power of 42,345,610 shares of Class A Common Stock, (iii) 119,196,615 shares of Class A Common Stock issuable upon conversion of Series C Convertible Preferred Stock that carry the voting power of 464,576 shares of Class A Common Stock, (iv) 2,288,575 shares of Class A Common Stock issuable upon conversion of Series G Convertible Preferred Stock that carry the voting power of 153,748 shares of Class A Common Stock, (v) 5,068,221 shares of Class A Common Stock issuable upon conversion of Series H Convertible Preferred Stock that carry the voting power of 5,068,221 shares of Class A Common Stock and (vi) 639,052 shares of Class A Common Stock underlying warrants that are either presently exercisable or exercisable within 60 days of the Record Date. As of the Record Date, A&C beneficially owns approximately 82.14% of our Class A Common Stock and had the right to cast total votes of approximately 57.18% of all votes entitled to be cast at a stockholder meeting.

Although we have relied on A&C to finance us in the past, we cannot assure you that A&C will assist us in the future. We would far prefer to rely on A&C’s assistance compared to other sources of financing as the terms they provide us are in general more favorable to us than we could obtain elsewhere. However, Messrs. Ault, Horne and Nisser could face a conflict of interest in that they serve on the board of directors of each of A&C and our company. If they determine that an investment in our company is not in A&C’s best interest, we could be forced to seek financing from other sources that would not necessarily be likely to provide us with equally favorable terms.

Alzamend

On January 31, 2024, Ault Lending entered into the January 2024 SPA with Alzamend, pursuant to which Alzamend agreed to sell, in one or more closings, to Ault Lending up to 6,000 shares of ALZN Series B Preferred and ALZN Series B Warrants to purchase up to 66,667 shares of Alzamend common stock for a total purchase price of up to $6.0 million. Between January 31, 2024 and April 29, 2024, Ault Lending purchased an aggregate of 2,100 shares of ALZN Series B Preferred and warrants to purchase 23,333 shares of common stock for a total purchase price of $2.1 million. The purchase price was paid by the cancellation of $1.15 million of cash advances made by Ault Lending to ALZN between November 9, 2023 and January 31, 2024 and a subscription receivable of $70,000 and further cash proceeds of $880,000.

Description of the ALZN Series B Preferred

The terms of the ALZN Series B Preferred are as set forth in the Amended and Restated Certificates of Designations of the Rights, Preferences and Limitations of the Series B Convertible Preferred Stock, as amended (the “Series B Certificate of Designation”). Each share of ALZN Series B Preferred has a stated value of $1,000 per share (the “ALZN Stated Value”). The ALZN Series B Preferred does not accrue dividends.

Conversion Rights

Each share of ALZN Series B Preferred is convertible into a number of shares of Alzamend common stock (“ALZN Conversion Shares”) determined by dividing the ALZN Stated Value by $90.00 (the “ALZN Conversion Price”). The ALZN Conversion Price is subject to adjustment in the event of an issuance of common stock at a price per share lower than the ALZN Conversion Price then in effect, as well as upon customary stock splits, stock dividends, combinations or similar events.

Voting Rights

The holders of the ALZN Series B Preferred are entitled to vote with the common stock as a single class on an as-converted basis, subject to applicable law provisions of the Delaware General Company Law and Nasdaq, provided however, that for purposes of complying with Nasdaq regulations, the conversion price, for purposes of determining the number of votes the holder of ALZN Series B Preferred is entitled to cast, shall not be lower than $78.57 (the “ALZN Voting Floor Price”). The ALZN Voting Floor Price shall be adjusted for stock dividends, stock splits, stock combinations and other similar transactions.

Liquidation Rights

In the event of liquidation, dissolution, or winding up of Alzamend, the holders of ALZN Series B Preferred have a preferential right to receive an amount equal to the ALZN Stated Value per share of ALZN Series B Preferred before any distribution to other classes of capital stock. If the assets are insufficient, the distribution will be prorated among the holders of ALZN Series B Preferred. The remaining assets, if any, will then be distributed pro rata to the holders of outstanding Alzamend common stock. Any transaction that constitutes a change of control transaction shall be deemed to be a liquidation under the Series B Certificate of Designation.

Description of the Series B Warrants

At each closing, Alzamend issued Ault Lending Series B Warrants, which grant Ault Lending the right to purchase a specified number of Alzamend common stock (the “ALZN Warrant Shares”). The exercise price of the Series B Warrants is $108.00 (the “ALZN Exercise Price”) and the number of ALZN Warrant Shares is equal to the number of ALZN Conversion Shares issuable upon the ALZN Series B Preferred issued at that closing. The ALZN Exercise Price is subject to adjustment in the event of an issuance of common stock at a price per share lower than the ALZN Exercise Price then in effect, as well as upon customary stock splits, stock dividends, combinations or similar events.

The Series B Warrants become exercisable on the first business day after the six-month anniversary of issuance (the “ALZN Initial Exercise Date”) and have a five-year term, expiring on the fifth anniversary of the ALZN Initial Exercise Date.

Messrs. Ault, Horne and Nisser are each paid $50,000 annually by Alzamend.

Milton C. Ault, III, our Executive Chairman, is also the Vice Chairman of Alzamend. William B. Horne, our Chief Executive Officer and Vice Chairman, is also the Chairman of Alzamend. Henry Nisser, our President, General Counsel and a member of our board of directors, is also the Executive Vice President, General Counsel and a director of Alzamend.

AVLP

Prior to the filing of Chapter 7 bankruptcy by AVLP in March 2025, Mr. Ault was paid $100,000 annually by AVLP, and each of Messrs. Horne and Nisser was paid $50,000 annually by AVLP.

Milton C. Ault, III and William Horne, our Executive Chairman and Chief Executive Officer, respectively, and two of our directors were directors of AVLP until its liquidation in March 2025. In addition, Philou Ventures, of which A&C is the Manager, was until March 2025 the controlling stockholder of AVLP. Mr. Ault is the Executive Chairman of AVLP. Further, Henry Nisser, our President, General Counsel and one of our directors, was the Executive Vice President and General Counsel of AVLP.

Director Independence

	Independent	Audit Committee	Nominating and Governance Committee	Compensation Committee
Director
Milton C. Ault III	No
William B. Horne	No
Henry Nisser	No
Robert O. Smith	Yes	C	X	X
Jeffrey A. Bentz	Yes	X	X	C
Mordechai Rosenberg	Yes	X	C	X

____________

C – Chairman of committee

X – Member of committee

PROPOSALS OF STOCKHOLDERS FOR THE 2026 ANNUAL MEETING

If you want to submit a proposal for inclusion in our proxy statement for the 2026 Annual Meeting of stockholders, you may do so by following the procedures in Rule 14a-8 under the Exchange Act. To be eligible for inclusion, stockholder proposals (other than nominees for directors) must be received at the Company’s principal executive office, at the following address 11411 Southern Highlands Pkwy, Suite 190, Las Vegas, NV 89141, Attention: Corporate Secretary, no later than ________ ___, 2026 (120 days before the anniversary of this year’s mailing date).

A stockholder’s notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting: (i) a description in reasonable detail of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the Company’s books, of the stockholder proposing such business and of the beneficial owner, if any, on whose behalf the proposal is made, (iii) such information regarding each director nominee or each matter of business to be proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the U. S. Securities and Exchange Commission, or the SEC, had the nominee been nominated, or intended to be nominated, or the matter been proposed, or intended to be proposed by the Board; (iv) if applicable, the consent of each nominee to be named in the proxy statement and to serve as director of the Company if so elected; (v) the class and number of shares of the Company that are owned beneficially and of record by the stockholder proposing such business and by the beneficial owner, if any, on whose behalf the proposal is made, and (vi) any material interest of such stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made in such business.

Stockholder proposals intended to be presented at the 2026 Annual Meeting must be received by the Company no later than reasonable time in advance of the date of the 2026 Annual Meeting, which in the Company’s opinion would be no less than 120 days before that date (pursuant to Rule 14a-8 of the Exchange Act) to be eligible for inclusion in the Company’s proxy statement and form of proxy for next year’s meeting. The Company has yet to determine the date of its 2025 Annual Meeting. Proposals should be addressed to Hyperscale Data, Inc., Attention: Corporate Secretary, 11411 Southern Highlands Pkwy, Suite 190, Las Vegas, NV 89141.

For any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph) but is instead sought to be presented directly at the 2026 Annual Meeting, the federal securities laws require stockholders to give advance notice of such proposals. The required notice must (pursuant to Rule 14a-4 of the Exchange Act), be given no less than a reasonable time in advance of the date of the 2026 Annual Meeting, which in the Company’s opinion would be no less than 45 days before that date. The Company has yet to determine the date of its 2026 Annual Meeting. Any such notice must be provided to Hyperscale Data, Inc., Attention: Corporate Secretary, 11411 Southern Highlands Pkwy, Suite 190, Las Vegas, NV 89141. If a stockholder fails to provide timely notice of a proposal to be presented at the 2026 Annual Meeting, the chairman of the meeting will declare it out of order and disregard any such matter.

 OTHER BUSINESS

The Board knows of no business to be brought before the Meeting other than as set forth above. If other matters properly come before the stockholders at the Meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby on such matters in accordance with their judgment.

By Order of the Board of Directors,

/s/ Milton C. Ault, III
Milton C. Ault, III
Executive Chairman of the Board

October __, 2025